UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement
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3COM CORPORATION

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350 Campus Drive, Marlborough, Massachusetts 01752
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 24, 2008
Dear Stockholder:
     We cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Wednesday, September 24, 2008 at 7:00 a.m. local time at the Shangri-La Hotel, 29 Zizhuyuan Road, Beijing 100089, People’s Republic of China (PRC). The purpose of the meeting is to:
1.	Elect Messrs. Benhamou, DiCamillo, Long and Sege as Class II directors, each to hold office for a two-year term;

2.	Approve amendments to the 2003 Stock Plan;

3.	Approve an increase in the share reserve under the 1984 Employee Stock Purchase Plan;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 2009;

5.	Take action on a stockholder proposal requesting stock options granted to senior executives be “performance-based”, if properly presented at the meeting;

6.	Take action on a stockholder proposal related to the declassification of 3Com’s board of directors, if properly presented at the meeting; and

7.	Transact such other business as may properly come before the meeting in accordance with 3Com’s bylaws.
     You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 1, 2008. For ten days before the meeting, you can examine a list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during regular business hours at H3C, Oriental Electronic Bldg., No. 2 Chuangye Rd., Shangdi Communication Industry Base, Haidian District, Beijing 100085, PRC. The list will also be available during the meeting. For the convenience of our U.S.-based investors we will provide remote participation for our meeting at our worldwide headquarters, 3Com Corporation, 350 Campus Drive, Marlborough, MA, at the time of the meeting, which is 7:00 p.m., Marlborough, MA-time, on Tuesday, September 23, 2008.

By Order of the Board of Directors, /s/ Neal D. Goldman Neal D. Goldman, Secretary August 14, 2008, Marlborough, MA

IMPORTANT: Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope, or submit your proxy by telephone or the Internet. If you attend the meeting, you may revoke your proxy and vote in person if you are a registered holder or a beneficial holder with an acceptable omnibus proxy from the record holder.

PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
VOTE REQUIRED
NOMINEES AND OTHER DIRECTORS
PROPOSAL 2: AMENDMENTS TO 2003 STOCK PLAN
VOTE REQUIRED
PROPOSAL 3: APPROVAL OF INCREASE IN SHARE RESERVE UNDER 3COM 1984 EMPLOYEE STOCK PURCHASE PLAN BY 8,000,000 SHARES
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTE REQUIRED
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 5: STOCKHOLDER PROPOSAL “A”
PROPOSAL 6: STOCKHOLDER PROPOSAL “B”
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

350 Campus Drive
Marlborough, Massachusetts 01752
PROXY STATEMENT
     Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 24, 2008. The Proxy Statement is available at www.proxyvote.com.
     Your vote is very important. For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This solicitation is being made, and this proxy statement and form of proxy are being sent to you, in connection with the Board’s request. These materials have been prepared for the Board by our management.
     The annual meeting of stockholders will be held on Wednesday, September 24, 2008 at 7:00 a.m. local time at the Shangri-La Hotel, 29 Zizhuyuan Road, Beijing 100089, People’s Republic of China. Remote participation for the annual meeting will be provided at our worldwide headquarters, 350 Campus Drive, Marlborough, MA, at the time of the meeting, which is 7:00 p.m., Marlborough, MA-time, on Tuesday, September 23, 2008. For directions to the annual meeting in Beijing or to the remote participation site, please call (508) 323-1198.
     Our principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752 and our telephone number is (508) 323-1000. This proxy statement and form of proxy are first being sent to our stockholders on or about August 14, 2008.
GENERAL INFORMATION
     Our Financial Information. Our financial statements and related information are included in our Annual Report on Form 10-K, which is enclosed with this proxy statement.
     Who Can Vote. You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 1, 2008. We refer to this date as the “Record Date.” At the close of business on the Record Date, a total of 405,282,768 shares of common stock were issued and outstanding. You may vote in person or by proxy. Each share of 3Com common stock is entitled to one vote. There is no cumulative voting in the election of our directors.
     Cost of this Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks, brokers and other nominees to solicit their customers who hold our stock in street name and will reimburse them for their reasonable, out-of-pocket costs. We may also ask our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail. None of these individuals will receive any additional or special compensation for soliciting proxies. We have retained Georgeson Inc., or Georgeson, to assist in the solicitation. We will pay Georgeson approximately $13,500 plus reasonable out-of-pocket expenses for its assistance. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf. We may retain additional proxy solicitation firms to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a firm or firms is retained.

     Voting Your Proxy. If you hold your common stock in street name through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow to vote your shares. If you hold your shares in your own name as a holder of record, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you with this proxy statement, or submit your proxy by telephone or the Internet. If you attend the meeting, you may revoke your proxy and vote in person if you are a registered holder or a beneficial holder with an acceptable omnibus proxy from the record holder. The proxy holders will vote your shares as you instruct. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board on all proposals described in this proxy statement and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting. The Board recommends that you vote “FOR” the election of Messrs. Benhamou, DiCamillo, Long and Sege as Class II directors, “FOR” the amendments to the 2003 Stock Plan, “FOR” the increase in share reserve under the 1984 Employee Stock Purchase Plan by 8,000,000 shares, “FOR” the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended May 2009, “AGAINST” the stockholder proposal requesting stock options granted to senior executives be “performance-based” and “AGAINST” the stockholder proposal requesting that 3Com’s board of directors be declassified.
     Revoking Your Proxy. To revoke your proxy if you are a holder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted.
     Quorum and Vote Required. The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting (a “quorum”). Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD” on a matter, and broker non-votes, are treated as being present at the meeting for purposes of establishing a quorum.
     The total votes cast on a matter shall be equal to the aggregate of all shares that are voted “FOR,” “AGAINST,” or “WITHHELD” on such matter (the “Votes Cast”).
     Proposal one (election of directors) shall be determined by a plurality of the Votes Cast. All other proposals shall be determined by a majority of the Votes Cast, which means that a majority of the Votes Cast must be voted “FOR” the proposal in order for it to pass.
     Abstentions and Broker Non-Votes. Except as described in the last paragraph of this section, shares may be voted “ABSTAIN” (“abstentions”) and the company may receive what is termed as “broker non-votes.” A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, such as the proposals for the election of directors and ratification of independent auditors, but not on non-routine matters, such as all the other proposals in this Proxy Statement.
     Abstentions and broker non-votes are considered present for determining whether a quorum exists. Abstentions and broker non-votes, however, are not counted for determining Votes Cast. This has the effect of reducing the number of “FOR” votes required to pass a proposal because these votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved.

     Abstentions and broker non-votes are applicable to all proposals except (1) neither is applicable to the proposal for election of directors, and (2) broker non-votes are not applicable to the proposal for ratification of our independent auditor.
     Householding of Proxy Materials. In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
     If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please (1) mail your request to 3Com, 350 Campus Drive, Marlborough, MA 01752, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198. Similarly, you may contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSAL 1:
ELECTION OF DIRECTORS
     Our bylaws authorize the Board to fix the number of directors. The exact number of directors is currently fixed at seven (7). Our Board is divided into two classes, with the classes serving for staggered two-year terms. Class II currently has five (5) members and Class I currently has two (2) members. Dr. Raj Reddy, a Class II member, is scheduled to retire upon the expiration of his current term at the 2008 annual meeting due to the mandatory retirement provision set forth in the Board Guidelines on Corporate Governance Issues described in this Proxy Statement. Accordingly, our Board has taken action such that immediately prior to our 2008 Annual Meeting, the size of our board will decrease to six (6) members, with four (4) Class II members and two (2) Class I members. Our Nominating and Governance Committee is actively searching for a replacement for Dr. Reddy to serve as an independent outside director (as such term is defined by The Nasdaq Stock Exchange, LLC and leading proxy advisory firms). The Nominating and Governance Committee has engaged an independent outside search firm to assist it in conducting this international search for a new Board member. Upon nomination of a suitable member, which we believe will be accomplished promptly after the shareholders’ meeting, our Board of Directors would enlarge the size of the Board to seven (7) members and elect the individual to fill the director vacancy. In accordance with our by-laws and other governing documents, any newly-appointed director filling a vacancy by enlargement of the board will be up for election at the next annual meeting of shareholders.
     You may not vote for more than four (4) nominees at the annual meeting. Each of the four Class II directors to be elected at the 2008 annual meeting are to be elected to hold office until the 2010 annual meeting and until his successor has been duly elected and qualified or his earlier death, resignation or removal.
     The Board’s nominees as Class II directors are Messrs. Benhamou, DiCamillo, Long and Sege. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board may designate. The Board believes that all nominees are willing and able to serve if elected.
VOTE REQUIRED
     Directors will be elected by a plurality of the Votes Cast at the meeting and therefore votes withheld will not have an effect on this proposal. This means that the four nominees receiving the highest number of votes will be elected as Class II directors. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors as they are not applicable to this proposal. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MESSRS. BENHAMOU, DICAMILLO, LONG AND SEGE.

NOMINEES AND OTHER DIRECTORS
     The following table sets forth the name, age, principal occupation during the past five years and the period of service as a director of 3Com Corporation (the “Company” or “3Com”) of each (1) nominee, (2) director whose term of office will continue after the annual meeting, and (3) director whose term of office will expire at the annual meeting (and will not continue). Each nominee currently serves as a director. There are no family relationships among any directors or executive officers.

Nominees for Election

Eric A. Benhamou Director since 1990 Age 52	Mr. Benhamou has been our Chairman of the Board since July 1994. Since June 2005, this position has been in a non-employee capacity. Mr. Benhamou served as Chief Executive Officer of Palm, Inc. from October 2001 to October 2003. Mr. Benhamou served as our Chief Executive Officer from September 1990 to January 2001 and President from April 1990 through August 1998. Mr. Benhamou is currently Chairman and Chief Executive Officer of Benhamou Global Ventures, LLC, an investment vehicle he formed in 2004. Mr. Benhamou is also Chairman of the Board of Cypress Semiconductor Corporation, and a director of RealNetworks, Inc., SVB Financial Group and Voltaire, Inc. Mr. Benhamou also serves on the Executive Committee of TechNet.

Gary T. DiCamillo Director since 2000 Age 57	Mr. DiCamillo has been the President and Chief Executive Officer of GW Premier America, Inc. (formerly known as American Crystal, Inc.), a group of privately-held technical, professional and commercial staffing companies, since September 2005. Prior to that, he was President and Chief Executive Officer of TAC Worldwide Companies, a large privately-held technical and professional staffing company, from 2002 to 2005. Prior to that, Mr. DiCamillo was Chairman and Chief Executive Officer of Polaroid Corporation, a position he held from 1995 through 2002. Prior to joining Polaroid, Mr. DiCamillo served as Group Vice President of the Black & Decker Corporation and President of its Worldwide Power Tools and Accessories business from 1993 to 1995. Mr. DiCamillo is a director of Whirlpool Corporation.

James R. Long Director since 2000 Age 65	Mr. Long retired from his position as Executive Vice President of Nortel Networks, a global leader in telephony, data, wireless and wireline solutions for the Internet, in December 1999, a position he held since 1994. Mr. Long also served as President of Enterprise Solutions of Nortel Networks from 1997 through 1999, President of Nortel World Trade, based in London and Hong Kong, from 1994 through 1997, and Senior Vice President of Nortel’s Asia Pacific Division from 1992 to 1994. Mr. Long is a director of Cypress Semiconductor Corporation.

Ronald A. Sege Director since 2008 Age 51	Mr. Sege has been our President and Chief Operating Officer and a member of our Board of Directors since April 2008. Mr. Sege most recently served as President and Chief Executive Officer of Tropos Networks, Inc. a provider of wireless broadband networks, from 2004 to 2008. He is currently a member of Tropos’ Board of Advisors. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc. a provider of broadband service optimization solutions based on deep packet inspection technology, from 2001 to 2004. Prior to Ellacoya, Mr. Sege was Executive Vice President of Lycos, Inc., an internet search engine, from 1998 to 2001. Prior to Lycos, Mr. Sege spent nine years at 3Com Corporation, from 1989 to 1998, serving in a variety of senior management roles including Executive Vice President, Global Systems Business Unit. Mr. Sege holds an MBA from Harvard University and a BA from Pomona College.

Continuing Directors

Robert Y. L. Mao Director since 2007 Age 64	Mr. Mao has been our Chief Executive Officer since April 2008 and a member of our Board of Directors since March 2007. Prior to his appointment as Chief Executive Officer, Mr. Mao was most recently our Executive Vice President, Corporate Development from August 2006 to March 2007. Mr. Mao has over 30 years of experience in the telecommunications and IT industries. Before joining 3Com, Mr. Mao was President and Chief Executive Officer of Greater China for Nortel Networks from September 1997 to May 2006 and Regional President of Greater China for Alcatel from September 1995 to September 1997. Nortel and Alcatel are global suppliers of communication equipment serving both service provider and enterprise customers. At these positions, Mr. Mao managed operations in the People’s Republic of China, Taiwan, Hong Kong and Macao. Mr. Mao also held senior managerial and technical positions at Alcatel and ITT in Asia and the U.S. Mr. Mao holds a Master’s degree from Cornell University in Material Science and Metallurgical Engineering and earned a Master’s degree in Management from MIT. Mr. Mao is the past Vice Chairman of the Board of Governors of the Pacific Telecommunication Council (from 2003 to 2005). Mr. Mao serves on the Board of Hurray! Holding Co., Ltd., a wireless value-added services provider.

Dominique Trempont Director since 2006 Age 54	Mr. Trempont is currently a member of the Board of Directors and Audit Committee of Finisar Corporation, a position he has held since September 2005. Finisar is a public company that develops and markets optical components and modules for network equipment vendors, instruments and software for communications designers and products and services for large enterprise storage networks. Mr. Trempont also serves on the Board of Directors, and Chairs the Audit Committee, of Energy Recovery, Inc., a public company that helps water desalination plants recycle energy used in the desalination process. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Prior to Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on customer self-service, contact center and peer support applications, from May 1999 to November 2002. Mr. Trempont has served as Chief Executive Officer of Gemplus Corporation, a smart card application company, and Chief Financial Officer at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a high-tech material science company focused on the telecommunication, electronics and automotive industries, including holding the position of Chief Audit Officer. Mr. Trempont received an undergraduate degree in Economics from College St. Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD.

Director Not Continuing After the Annual Meeting

Raj Reddy Director since 2001 Age 71	Dr. Reddy is the Mozah Bint Nasser University Professor of Computer Science and Robotics in the School of Computer Science at Carnegie Mellon University, a position he has held since 1969. He served as dean of the School from 1991 to 1999. Dr. Reddy served as co-chair of the President’s Information Technology Advisory Committee from 1999 to 2001.

PROPOSAL 2:
AMENDMENTS TO 2003 STOCK PLAN
     On September 23, 2003, our stockholders adopted and approved the 3Com Corporation 2003 Stock Plan (the “2003 Stock Plan”) and 20,000,000 shares of common stock were reserved for issuance thereunder. On June 22, 2005, our Board of Directors approved amendments to the 2003 Stock Plan, including an increase of 30,000,000 shares reserved for issuance. These amendments were approved by our stockholders on September 28, 2005. On June 18, 2008, our Board of Directors approved amendments to the 2003 Stock Plan which would, subject to approval by our stockholders:
•	increase by 23,000,000 the number of shares of common stock available for grant under the 2003 Stock Plan;

•	require that shares subject to awards of restricted stock or restricted stock units be counted as 1.43 shares for every one (1) share subject to such award for purposes of calculating the overall limit on total shares available for grant under the 2003 Stock Plan;

•	clarify the method of counting awards of Stock Appreciation Rights, or SARs, such that awards of SARs be counted as one (1) share for every one (1) share covered by the SAR award for purposes of calculating the overall limit on total shares available for grant under the 2003 Stock Plan; and

•	change the provisions relating to automatic grants of options to new independent directors to
(i)	move the date of their initial grants from “the board meeting after they join the board” to the “fifth trading day of the month after the month in which they joined” and

(ii)	delete the requirement that independent directors serve for six months before being eligible for an annual grant at the annual stockholders’ meeting.
In addition, our Board has agreed to limit the “burn rate” of share issuances under the 2003 Stock Plan and other compensatory 3Com equity plans over a three-year period, as described below.
     If these amendments are approved by our stockholders at the annual meeting, a total of 73,000,000 shares of common stock will have been authorized under the 2003 Stock Plan.
     As of August 1, 2008, a total of 12,353,938 shares remained available for future awards under the 2003 Stock Plan. If these amendments are approved, a total of 35,353,938 shares will be available for future awards.
     We believe that equity is a key element of our compensation package and that equity awards encourage employee loyalty to 3Com and align employee interests directly with those of our stockholders. The 2003 Stock Plan, in particular, allows us to provide key employees and directors of, and consultants to, 3Com and its subsidiaries with equity incentives that are competitive with those of companies with which we compete for talent.
     Without the amendment increasing the number of shares available for issuance, we believe that the number of shares currently available under the 2003 Stock Plan may not be sufficient to cover projected awards in fiscal 2009. In such event, we may not be able to provide key employees with compensation packages that are necessary to attract, retain and motivate these individuals. If the amendments to the 2003 Stock Plan are not approved, we will not be able to grant any awards to eligible participants once all the shares currently reserved under the 2003 Stock Plan have been used.
     We believe that full value awards can be an important and effective part of an equity compensation strategy consistent with best practices and can help limit stockholder dilution related to our equity compensation program. However, we recognize that the issuance of full value awards can potentially be more costly to our stockholders than appreciation awards such as stock options or stock appreciation rights. Accordingly, any equity awards other than Options or Stock Appreciation Rights (such as grants of restricted stock or restricted stock units) with a purchase price less than fair market value on the date of grant that are granted after shareholder approval of the amendments to the 2003 Stock Plan will be counted against the 2003 Stock Plan’s share reserve as 1.43 shares for every one share subject to such award. Correspondingly, to the extent that a share that counted as 1.43 shares against the 2003 Stock Plan reserve at the time of grant is recycled back into the 2003 Stock Plan, the 2003 Stock Plan will be credited with 1.43 shares that will thereafter be available for future issuance under the 2003 Stock Plan. Also, we will deduct from the 2003 Stock Plan reserve the full number of shares covered by stock appreciation rights granted to participants, irrespective of the number of shares actually issued upon exercise of the stock appreciation rights or the cash amount used to settle such SARs. If an award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, is forfeited back to or repurchased by the Company, such unpurchased, forfeited or repurchased shares become available for future grant under the 2003 Stock Plan. With respect to SARs, all shares which are the subject of an issued SAR shall cease to be available under the 2003 Stock Plan, except for SARs which expire or become unexercisable without having been exercised in full. Shares that have actually been issued under the 2003 Stock Plan will not become available for future grant, except for Restricted Stock repurchased by the Company at its original purchase price or that is forfeited (which do become available for future grant). For the avoidance of doubt, except for awards which expire or become unexercisable without having been exercised in full, the following shares shall not become available for issuance under the 2003 Stock Plan: (i) shares tendered as full or partial payment to the Company upon exercise of Options granted, or shares repurchased using cash proceeds upon exercise of Options granted, under the 2003 Stock Plan; (ii) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of options or SARs granted under the 2003 Stock Plan or upon any other payment or issuance of shares under the 2003 Stock Plan.
     We propose to move the date of the automatic initial grant to new independent board members from “the board meeting after they join the board” to the “fifth trading day of the month after the month in which they joined.” The reason for this change is to conform this granting policy to our equity granting policy for employees, which was designed to be a best practice. We believe that the current granting date is somewhat arbitrary in that the “next” board meeting may take place in a few days or a few months whereas the “fifth trading day” policy is objective and provides a consistent approach to option granting.
     We also propose to delete the requirement that independent directors serve for six months before being eligible for an annual grant at the annual stockholders’ meeting. We believe this provision is not appropriate or meaningful given the prospective nature of these annual grants.
     In order to facilitate approval of this proposal and address any stockholder concerns regarding the number of shares subject to equity awards we intend to grant in the next three fiscal years, our Board commits to our stockholders that for fiscal years 2009, 2010 and 2011 we will not grant in the aggregate during such three fiscal years a number of 3Com shares subject to options or other equity awards to employees or other eligible participants (whether under the 2003 Stock Plan or other plans not approved by stockholders) such that the average number of 3Com shares granted during such three fiscal years is greater than 4.8% of the weighted average number of shares of our common stock that were outstanding at the end of each of the three fiscal years. For purposes of calculating the number of shares granted in a fiscal year hereafter, any shares of restricted stock or restricted stock units subject to an award with a purchase price less than fair market value on the date of grant will be counted as 1.50 shares for every one share subject to such award, based on stock price volatility.
     The remaining amendments to the 2003 Stock Plan are conforming changes resulting from the foregoing proposed alterations or to address recent regulatory changes (such as the addition of a provision addressing Section 409A of the Internal Revenue Code).
     As of August 1, 2008, we had approximately 6,000 employees worldwide, all of whom are eligible to be considered for awards under the 2003 Stock Plan. As of such date, 47,864,679 shares of common stock were issuable pursuant to outstanding awards granted under 3Com equity compensation plans, including the 2003 Stock Plan, and options assumed by us in connection with acquisitions. This represents 11.8% of our outstanding common stock, based upon the 405,282,768 shares outstanding on August 1, 2008. We believe this percentage is very competitive with other companies in our industry.
     The closing price of a share of common stock on The NASDAQ Global Select Market on August 1, 2008 was $1.87. The proceeds received by us upon exercise of the awards by participants in the 2003 Stock Plan will be used for general corporate purposes.
Summary of the 2003 Stock Plan
     The following is a summary of the material terms and conditions of the 2003 Stock Plan, as proposed to be amended. The full text of the 2003 Stock Plan, as proposed to be amended, is attached as Appendix A to this Proxy Statement.
Background and Purpose of the Plan
     The 2003 Stock Plan permits the grant of the following types of incentive awards: (1) stock options, (2) restricted stock (in the form of restricted stock or restricted stock units) and (3) stock appreciation rights (individually, an “Award”). The 2003 Stock Plan is intended to attract, motivate, and retain employees, consultants, and non-employee directors who provide significant services to us. The 2003 Stock Plan also is intended to further our growth and profitability.
Administration of the Plan
     Our Board of Directors or a committee appointed by our Board of Directors (the “Committee”) administers the 2003 Stock Plan. We generally expect that the members of the Committee will qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that 3Com can receive a federal tax deduction for certain types of compensation paid under the 2003 Stock Plan). Option grants made pursuant to the automatic option grant program for our non-employee directors are administered by a committee comprised of members of our Board of Directors who are employees.

     Subject to the terms of the 2003 Stock Plan, the Committee has the sole discretion to, among other things:
•	select the employees, directors and consultants to whom Awards may be granted;

•	determine the number of shares of common stock covered by each Award;

•	approve forms of agreements for use under the 2003 Stock Plan;

•	determine the terms and conditions, not inconsistent with the terms of the 2003 Stock Plan, of any Award (for example, the exercise price and vesting schedule);

•	interpret the terms of the 2003 Stock Plan and Awards;

•	establish sub-plans for the purpose of qualifying for preferred tax treatment under foreign tax laws, satisfying foreign securities law or achieving other foreign legal compliance objectives; and

•	modify or amend each Award, subject to the terms of the 2003 Stock Plan, including the discretionary authority to extend the post-termination vesting or exercisability.
The Committee may delegate any part of its authority and powers under the 2003 Stock Plan to one or more directors and/or officers of 3Com, but only the Committee itself can make Awards to participants who are executive officers of 3Com.
     If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2003 Stock Plan. However, shares tendered by participants as full or partial payment upon the exercise of options, shares repurchased using cash proceeds upon exercise of Options granted, shares reserved for issuance upon the grant of SARs (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs) and shares withheld or tendered to cover a participant’s tax withholding obligations with respect to an Award, will not be returned to the to the 2003 Stock Plan reserve. In addition, any equity awards other than Options or Stock Appreciation Rights (such as grants of restricted stock or restricted stock units) with a purchase price less than the fair market value on the date of grant will be counted against the share reserve as 1.43 shares for every one share subject to such award. Further, to the extent that a share that was subject to an Award that counted as 1.43 shares against the 2003 Stock Plan reserve pursuant to the preceding sentence is recycled back into the 2003 Stock Plan, the 2003 Stock Plan will be credited with 1.43 shares that will thereafter be available for issuance under the 2003 Stock Plan. Also, we will deduct from the 2003 Stock Plan reserve the full number of shares covered by stock appreciation rights granted to participants, irrespective of the number of shares actually issued upon exercise of the stock appreciation rights or the cash amount used to settle such SARs. Finally, if we experience a stock dividend, reorganization or other change in our capital structure, the Committee has discretion to adjust the number of shares available for issuance under the 2003 Stock Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.
Eligibility to Receive Awards
     The Committee selects the employees, directors and consultants who will be granted Awards under the 2003 Stock Plan. The actual number of individuals who will receive an Award under the 2003 Stock Plan cannot be determined in advance because the Committee has the discretion to select the participants.

However, the committee comprised of our employee members of our Board of Directors, which administers the automatic grant program of options to our non-employee directors, shall not have any discretion to select which non-employee directors shall be granted options pursuant to the automatic option grant program.
Stock Options
     A stock option is the right to purchase shares of 3Com’s common stock at a fixed exercise price for a fixed period of time. Under the 2003 Stock Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not 3Com, to more favorable tax treatment). The Committee will determine the number of shares covered by each option during any fiscal year of 3Com, except as set forth in the next sentence. For options that have an exercise price that is at least equal to the fair market value (on the date of grant) of the shares covered by the option, no participant may be granted options covering more than 1,750,000 shares, except an additional 1,750,000 shares may be granted to a participant in connection with his or her initial employment. This limit does not apply to options that have an exercise price lower than fair market value on the date of grant.
     The exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of 3Com or any of its subsidiaries. Otherwise it must be 100% of the fair market value. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000.
     An option granted under the 2003 Stock Plan cannot generally be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2003 Stock Plan expire at the times established by the Committee, but the term of any Option shall be no more than 7 years from the date of grant.
     The exercise price of each option granted under the 2003 Stock Plan must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the participant, or by any other means which the Committee determines to be consistent with the purpose of the 2003 Stock Plan. The participant must pay any taxes 3Com is required to withhold at the time of exercise.
Automatic Stock Option Grants to Non-Employee Directors
     The 2003 Stock Plan provides for the automatic granting of nonqualified stock options to our non-employee directors. These options will have a term of seven years and will have an exercise price per share equal to 100% of the fair market value per share on the date of grant.
     Administration. Option grants to our non-employee directors are administered by a committee consisting of our employee directors. However, this committee does not have any discretion to select which non-employee directors will receive these grants.
     Guidelines. The committee of employee directors will establish guidelines that determine the number of options to be granted to non-employee directors, subject to the limits described below. The guidelines must provide that the number of shares of 3Com common stock subject to each option will be equal for each eligible participant, except that special consideration may be given for the Chairman of the Board, the lead independent director, and service on Board committees.

     Initial Grant. Each person who first becomes a non-employee director will automatically be granted an option to purchase that number of shares specified in the guidelines then currently in effect. This initial grant may not exceed 120,000 shares of common stock (or 160,000 shares if the participant is the lead director or Chairman of the Board). An employee director who becomes a non-employee director will not receive an initial grant. The initial grants will vest as to 25% of the shares on each anniversary of the date of grant, so as to be 100% vested on the fourth anniversary of the date of grant, subject to the optionee remaining a director through such vesting dates.
     Pro-Rata Grant. Additionally, at the time an initial grant is made to a new director, he or she will receive an option grant for a number of shares equal to the number specified in the guidelines then currently in effect, pro-rated to reflect the number of full months of service remaining prior to the next annual stockholder meeting. This pro-rata grant will vest as to 50% of the shares on each anniversary of the date of grant, so as to be 100% vested on the second anniversary of the date of grant, subject to the optionee remaining a director through such vesting dates. Vesting of the pro-rata grant may be accelerated if a change of control transaction occurs, as discussed below.
     Annual Grant. On the date of each regularly scheduled annual stockholder meeting, each non-employee director will be automatically granted an option to purchase a number of shares specified in the guidelines. The option may not exceed 120,000 shares of common stock (or 160,000 shares if the participant is the lead director or Chairman of the Board on the date of grant). These annual grants will vest as to 50% of the shares on the day prior to the next year’s regularly scheduled annual stockholder meeting, and as to the balance of the shares on the day prior to the regularly scheduled annual stockholder meeting of the second following year, so as to be 100% vested on the day prior to the annual stockholder meeting held approximately two years following the grant date, subject to the optionee remaining a director through such vesting dates.
     Acceleration of Vesting. If an optionee’s service as a director terminates more than six months after commencement of service as a non-employee director, then the option will immediately accelerate as to one year’s additional vesting or, with respect to an annual grant, as to the number of shares that would have vested on the day prior to the next regularly scheduled meeting of the stockholders. The option will remain exercisable, to the extent vested on the date of termination of Board service, for one year following the termination date. However, if a non-employee director retires, the option will vest as to 100% of the shares and will remain exercisable for three years following the retirement. If a non-employee director ceases to serve as a non-employee director because of death or disability, the option will immediately accelerate as to one year’s additional vesting or, with respect to an annual grant, as to the number of shares that would have vested on the day prior to the next regularly scheduled meeting of the stockholders, even if the termination of service occurs within six months following the commencement of service as a non-employee director.
Restricted Stock
     Awards of restricted stock are awards of shares of our common stock that vest in accordance with the terms and conditions established by the Committee. Awards of restricted stock may be granted to employees, consultants and to members of our Board of Directors. The Committee will determine the number of shares of restricted stock granted to any participant. The form of such an Award may be actual shares of restricted stock or restricted stock units.
     In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting that it determines to be appropriate. For example, the Committee may decide to grant an Award of restricted stock only if the participant satisfies performance goals established by the Committee.
Stock Appreciation Rights
     Awards of stock appreciation rights may be granted pursuant to the 2003 Stock Plan. Stock appreciation rights may be granted to employees, consultants and to members of our Board of Directors. No participant may be granted stock appreciation rights covering more than 1,750,000 shares in any fiscal year of 3Com in the event the stock appreciation right’s exercise price equals or exceeds 100% of the fair market value of the shares on the date of grant. This limit does not apply to stock appreciation rights with an exercise price less than 100% of fair market value.
     The Committee determines the terms and conditions (including exercise price) of stock appreciation rights. However, no stock appreciation right may have a term of more than seven (7) years from the date of grant.
     Upon exercising a stock appreciation right, the holder of such right shall be entitled to receive payment from 3Com in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price times (ii) the number of shares with respect to which the stock appreciation right is exercised.
     3Com’s obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine.
Change of Control
     Stock Options and Stock Appreciation Rights. In the event of a change of control of 3Com, the successor corporation will either assume or provide a substitute award for each outstanding stock option and stock appreciation right. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the option or stock appreciation right will immediately vest and become exercisable as to all of the shares subject to such Award and that such Award will terminate upon the expiration of such notice period.
     Restricted Stock. In the event of a change of control of 3Com, any 3Com repurchase or reacquisition right with respect to restricted stock will be assigned to the successor corporation. In the event that 3Com’s repurchase or reacquisition right is not assigned to the successor corporation, 3Com’s repurchase or reacquisition right will lapse and the participant will be fully vested in the shares of restricted stock.
     Automatic Non-Employee Director Options. In the event of a change of control of 3Com in which the non-employee directors are terminated or asked to resign, either upon the change of control or within one year following the change of control, their automatic stock option grants described above will vest 100% immediately prior to the change of control. In the event of a change of control in which the non-employee directors are not terminated or asked to resign, their automatic stock option grants will be treated the same as all other stock options.
     Certain Terminations Within Twelve Months Following a Change of Control. In the event that, within twelve (12) months following a change of control, a participant’s employment with 3Com is terminated involuntarily by 3Com without cause as defined in the 2003 Stock Plan, then the participant’s award will have their vesting accelerated as to fifty percent (50%) of the shares that are unvested as of the date of termination of employment.
Non-Transferability of Awards
     An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.
Federal Tax Aspects
     The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and 3Com of Awards granted under the 2003 Stock Plan. Tax consequences for any particular individual may be different.
     Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
     Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right (with an exercise price at least equal to the fair market value of the stock on the date of grant) is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Restricted Stock. A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.
     Tax Effect for 3Com. 3Com generally will be entitled to a tax deduction in connection with an Award under the 2003 Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, 3Com can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the

2003 Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2003 Stock Plan has been designed to permit the Committee to grant options and stock appreciation rights (but not restricted stock awards) that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting 3Com to continue to receive a federal income tax deduction in connection with such Awards.
Amendment and Termination of the 2003 Stock Plan
     The Board generally may amend or terminate the 2003 Stock Plan at any time and for any reason; provided, however, that the Board cannot amend the Plan to permit the repricing, including by way of exchange or purchase for cash or other consideration, of any Awards under the Plan without stockholder approval.
New Incentive Plan Benefits
     The future benefits or amounts that would be received under these amendments to the 2003 Stock Plan by executive officers and other employees are discretionary and are therefore not determinable at this time. The table below sets forth the stock options and shares of restricted stock or restricted stock units granted under the 2003 Stock Plan to the persons named in the Summary Compensation Table in this Proxy Statement, and the groups indicated below, during our 2008 fiscal year and the value of such stock options, restricted stock and restricted stock units on May 30, 2008.

	Number of	Dollar Value	Number of	Dollar Value
Name	Options	(1)	Shares/Units	(2)
Current Named Executive Officers
Robert Y. L. Mao (3)	2,000,000	$—	1,500,000	$3,780,000
Jay Zager	400,000	—	150,000	378,000
Neal D. Goldman	475,000	—	295,000	743,400
Dr. Shusheng Zheng	—	—	—	—

Former Named Executive Officers
Edgar Masri	—	—	—	—
Donald M. Halsted III	—	—	—	—
Robert Dechant	—	—	180,000	453,600

Groups
Current Executive Officers (5 persons)	2,875,000	—	1,945,000	4,901,400
Current Non-Employee Directors (5 persons)	32,000	—	—	—
Non-Executive Officer Employees	954,625	—	6,233,025	15,707,223

(1)	Represents the value of “in-the-money” options as determined by the excess, if any, of the closing price of our common stock on May 30, 2008, as reported by The NASDAQ Global Select Market ($2.52), over the exercise price of stock options granted during our 2008 fiscal year.

(2)	Represents the value of restricted stock, or restricted stock units, based upon the closing price of our common stock on May 30, 2008 as reported by The NASDAQ Global Select Market ($2.52), granted during our 2008 fiscal year.

(3)	1.5 million shares represents shares of restricted stock originally granted in connection with Mr. Mao’s hiring as the Company’s new Chief Executive Officer. On May 30, 2008, Mr. Mao cancelled these shares and the Compensation Committee of the Board approved a new grant of restricted stock units, or RSUs, for 1.5 million shares, to be granted effective June 3, 2008 (which falls in our 2009 fiscal year). This follows an agreement between Mr. Mao and the Company that his initial hiring stock grant should take the form of restricted stock units, rather than shares of restricted stock. This was done for administrative purposes.

Summary
     We believe that the approval of the amendments to the 2003 Stock Plan is essential to our continued success. Awards such as those provided under the 2003 Stock Plan constitute an important incentive for key employees and other service providers of 3Com and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable asset. We strongly believe that the 2003 Stock Plan is essential for us to compete for talent in the very difficult labor markets in which we operate.
VOTE REQUIRED
     The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions and broker non-votes are not counted for determining Votes Cast (which has the effect of reducing the number of “FOR” votes required to pass this proposal because these votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved).
     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2003 STOCK PLAN.

PROPOSAL 3:
APPROVAL OF INCREASE IN SHARE RESERVE UNDER
3COM 1984 EMPLOYEE STOCK PURCHASE PLAN
BY 8,000,000 SHARES
     Our Board has approved an increase in the number of shares of our common stock reserved under our 1984 Employee Stock Purchase Plan, as amended (the “ESPP”) by 8,000,000 shares, and we are asking you to approve this increase at the Annual Meeting. As of the Record Date, 1,711,449 shares of our common stock (excluding the 8,000,000 shares we are asking you to approve) were available for future purchases under the ESPP. The Board believes that the adoption of this proposal is in the best interests of 3Com for the reasons discussed below.
     We seek to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve our results. We believe that the ESPP plays an important role in achieving these objectives by encouraging employee stock ownership. Like many technology companies, we believe that equity-based incentive programs for our employees help to ensure a tight link between the interests of our stockholders and the interests of our employees and to enhance our ability to continue recruiting and retaining top talent.
     Our management believes that the ESPP needs an increase in the share reserve to continue to operate.
Summary of the ESPP
     The following paragraphs provide a summary of the principal features of the ESPP and its operation. Because the following is a summary, it may not contain all of the information that is important to you. You may obtain full a copy of the ESPP by making a written request addressed to Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary, 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752. A copy of the ESPP was also filed as Exhibit 10.2 to our Form 10-K filed on July 25, 2008, which is available on the SEC’s website at www.sec.gov.
Administration and Share Reserve
     The ESPP is administered by our Board of Directors or a committee of the Board. Since its inception, a total of 46,687,441 shares of 3Com common stock have been reserved for issuance under the ESPP and 44,975,992 shares have been issued upon purchase as of the Record Date. (Please note that these figures take into account the significant adjustment to the number of shares under the ESPP as a result of our spin dividend of Palm, Inc. shares in 2000.) This proposal seeks your approval to increase the number of shares reserved for issuance under the ESPP by 8,000,000 shares to 54,687,441 shares.
Eligibility
     Any employee of 3Com or any present or future subsidiary corporation (as defined by Section 424 of the Internal Revenue Code) of 3Com (including any officer or director who is also an employee) is eligible to participate in the ESPP as long as the employee is customarily employed for at least 20 hours per week. Employees of our H3C Technologies Co., Limited subsidiary (and its subsidiaries) and our employees that are Chinese citizens working China, however, are not eligible at this time. No person who owns or holds options to purchase, or who as a result of participation in the ESPP would own or hold options to purchase, 5% or more of our common stock is entitled to participate in the ESPP. As of the Record Date, approximately 475 employees participated in the ESPP.
Participation in an Offering
     Each offering of our common stock under the ESPP is for a period of six months. Offering periods under the ESPP commence on April 1 and October 1 of each year (or the next business day if these dates are not business days) and end on September 30 and March 31 respectively. Notwithstanding the foregoing, the Board may establish a different term (including a term of up to 24 months) with interim six months purchase periods for one or more offering periods under the ESPP.
     Participation in the ESPP is limited to eligible employees who authorize payroll deductions under the ESPP. At the present time, these payroll deductions may not exceed 10% of eligible pay. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive offering period until the employee withdraws from the ESPP or the employee’s employment terminates.
Purchase Price
     The purchase price per share at which the shares of our common stock are sold under the ESPP generally will be equal to 85% of the lesser of the fair market value of our common stock on (a) the first day of the applicable offering period or (b) the last day of a six month purchase period. The closing price of 3Com’s common stock as reported on The NASDAQ Global Select Market was $1.87 per share on August 1, 2008.
Shares Purchased
     The number of shares of our common stock a participant purchases in each offering is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation by the purchase price per share. Participants may not purchase shares of our common stock having a value exceeding $25,000 in any calendar year. For this purpose, the value of 3Com common stock purchased in a given offering is determined as of the first day of that offering. Furthermore, a participant may not purchase more than 4,000 shares in a single offering, although this limit may be adjusted by our Board from time to time to reflect fluctuations in the value of 3Com common stock to the extent permitted by law. Any contributions not applied to the purchase of shares and greater than the value of one share are returned to the participant. Amounts insufficient to purchase a full share of 3Com common stock at the end of the offering are retained and combined with contributions for the next offering.
New Benefits Under 1984 Employee Stock Purchase Plan
     Because awards to employees under the ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time. Therefore, we have not included a table reflecting such benefits or awards.

     Based on their stockholdings as of August 1, 2008 (determined in accordance with Section 423 of the Code) all of our named executive officers (as defined in “Compensation Discussion and Analysis” below) will be eligible to participate in our ESPP, except for Messrs. Masri, Halsted and Dechant, who are no longer employed by the Company. Two of our currently employed named executive officers participated in our ESPP in fiscal year 2008. None of our non-employee directors will be eligible to participate in the ESPP.
Withdrawal
     A participant may withdraw from an offering at any time but no later than five (5) business days prior to the end of the offering period. A withdrawing participant may not again participate in that same offering period but such withdrawal will not affect his or her eligibility to participate in future offerings.
Amendment or Termination
     Our Board may at any time amend or terminate the ESPP, except that your approval of the amendment within twelve months of the adoption of the amendment is required to increase the number of shares authorized for issuance under the ESPP or to change the designation of corporations whose employees may purchase shares of 3Com common stock under the ESPP. The ESPP will terminate when all of the shares reserved for issuance under the ESPP have been issued or when earlier terminated by the Board.
Merger or Change in Control
     In the event of a merger or a change in control which occurs during any offering period, the successor corporation or a parent or subsidiary of the successor corporation shall assume our obligation under the ESPP to permit the purchase of 3Com stock or substitute an equivalent option to purchase their shares. In the event that the successor corporation refuses to so assume or substitute, the offering period then in progress shall be shortened by setting a new purchase date that falls before the date of the proposed merger or change in control, and the period shall end on that date.
Federal Tax Aspects
     The following paragraphs are a summary of the federal income tax consequences to U.S. taxpayers and 3Com of participation in the ESPP. Tax consequences for any particular individual may be different.
     Tax Effect for Dispositions Within Two Years. If a participant disposes of shares purchased under the ESPP within two years from the first day of the offering or within one year from the date of purchase (a “disqualifying disposition”), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the date the stock was purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than twelve months, otherwise it will be short-term.
     Tax Effect for Dispositions After Two Years. If the participant disposes of shares more than two years after the date the underlying right to purchase shares was granted and more than one year after the date the stock was purchased, the participant will realize ordinary income in the year of disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the offering in which those shares were purchased. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
     Tax Effect for 3Com. 3Com will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as result of the disposition. In all other cases, no deduction is allowed to 3Com.
Vote Required and Board Recommendation
     The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions and broker non-votes are not counted for determining Votes Cast (which has the effect of reducing the number of “FOR” votes required to pass this proposal because these votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved).
     The Board believes that the proposed amendment to the ESPP is in the best interest of 3Com and its stockholders for the reasons stated above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF AN INCREASE IN THE SHARE RESERVE UNDER THE 3COM 1984
EMPLOYEE STOCK PURCHASE PLAN BY 8,000,000 SHARES.

CORPORATE GOVERNANCE
Board Independence
     Our Board of Directors (the “Board”) has determined that each of Messrs. Benhamou, DiCamillo, Long, Reddy and Trempont are independent within the meaning of the listing standards of The NASDAQ Global Select Market. Messrs. Mao and Sege do not qualify as independent directors because they are 3Com employees. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” None of the directors was disqualified from “independent” status under the objective tests other than those individuals who are or were employees of 3Com within prescribed periods. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to 3Com and 3Com’s management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. In addition to the board-level standards for director independence, the directors who serve on the Audit and Finance Committee each satisfy additional standards established by the Securities and Exchange Commission (“SEC”).
     In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2006 between 3Com and entities associated with the independent directors that were identified to the Company. In making its subjective determination, the Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (IRS) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing a series of purchase transactions that 3Com has with three different suppliers. Messrs. Benhamou, Long, Reddy and Trempont each serve on the board of directors of one of these suppliers. In each instance, however, the transaction levels were well below the limits established by the objective tests. Each director confirmed he did not participate in these business dealings or receive compensation based on them. Further, each director agreed to recuse himself from any future involvement in such transactions, confirmed he was not employed by such supplier and disclosed that he had only minimal equity ownership in the supplier.
Board Meetings
     During fiscal year 2008, our Board of Directors held four (4) regularly scheduled meetings and fourteen (14) special meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he served.
Committees of the Board
     The Board of Directors has established an Audit and Finance Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. In addition, from time to time, the Board designates temporary committees to serve specific functions.

     The Audit and Finance, Compensation, and Nominating and Governance committees are separately-designated standing committees and each committee consists of only “independent” directors (as independence is defined under applicable standards, including those of The NASDAQ Global Select Market). In addition to being “independent” under NASDAQ’s general independence standards, the Board has determined that each member of the Audit and Finance Committee meets the additional independence standards set forth by SEC rules. Membership of each committee is listed below.

Audit and Finance	Compensation	Nominating and Governance	Technology
Dominique Trempont*	Gary T. DiCamillo*	James R. Long*	Eric A. Benhamou
Gary T. DiCamillo	Dominique Trempont	Gary T. DiCamillo	Raj Reddy
James R. Long			Ronald A. Sege

*	Current Chair
     Audit and Finance Committee. Our Audit and Finance Committee met nineteen (19) times in fiscal year 2008. The Audit and Finance Committee engages our independent registered public accounting firm, approves services rendered by our independent registered public accounting firm, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Audit and Finance Committee also meets regularly with our independent registered public accounting firm and our director of internal audit without management present. The Board has determined that Messrs. Trempont, DiCamillo and Long, independent members of our Board, are each an Audit Committee Financial Expert, as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. The Board has determined that each member of the Audit and Finance Committee meets the required NASDAQ standards for membership on such committee. Our Audit and Finance Committee operates under a written charter, a copy of which is available on our website at http://www.3com.com/corpinfo/en_US/investor/audit_finance.html. The Audit and Finance Committee makes reports to the Board of Directors on a regular basis.
     Compensation Committee. Our Compensation Committee met fifteen (15) times in fiscal year 2008. The Compensation Committee reviews salaries and other compensation arrangements for our directors and executive officers and approves (or recommends to the full Board) such compensation, administers our stock option and stock purchase plans, and advises the Board on general aspects of our compensation and benefit policies. The Compensation Committee also evaluates and approves or makes recommendations to the Board regarding the performance of our Chief Executive Officer, as well as matters related to succession planning for executive officers. Our Compensation Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html. The Compensation Committee makes reports to the Board of Directors on a regular basis.
     Nominating and Governance Committee. Our Nominating and Governance Committee met three (3) times in fiscal year 2008. The Nominating and Governance Committee focuses on the issues surrounding the composition and operation of the Board. The Nominating and Governance Committee assists the Board, the Chairman of the Board and the Chief Executive Officer in director selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee recommends (to the full Board) directors for nomination to the Board and directors for committee appointments and committee chairs. The Nominating and Governance Committee will determine the effect of a director’s change in employment status on such director’s continued tenure on the 3Com Board. The Nominating and Governance Committee operates under a written charter which is available on our website at

http://www.3com.com/corpinfo/en_US/investor/nom_gov.html. The Nominating and Governance Committee makes reports to the Board of Directors on a regular basis.
     Technology Committee. Our Technology Committee met four times in fiscal year 2008. The Technology Committee was established to make recommendations to the Board of Directors regarding the long-term technology architecture and strategy that 3Com is pursuing. The Technology Committee meets with 3Com’s technology and engineering leaders and reviews the tactical or strategic benefits of selected projects in light of 3Com’s overall business strategy. The Technology Committee makes reports to the Board of Directors as appropriate.
Code of Ethics and Business Conduct and Complaint Procedures
     Our Code of Ethics and Business Conduct, which is available on our website at http://www.3com.com, complies with the rules of the SEC and the listing standards of The NASDAQ Global Select Market.
     The Audit and Finance Committee has also adopted procedures for the receipt, treatment and retention of complaints and concerns regarding accounting and auditing matters in compliance with the rules of The NASDAQ Global Select Market and the SEC. Employees may submit complaints (1) anonymously through our toll-free hotline (called the “Ethics and Compliance Line”), (2) to any member of our senior management team (in person, by email or by telephone) and/or (3) directly to the Chair of our Audit and Finance Committee. All complaints are treated confidentially. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of a member of our senior management, reviewed by the Audit and Finance Committee or one or more of its representatives, evaluated and (where appropriate) investigated. The Committee will determine what actions to take, if any. We will not retaliate against any person making a complaint in good faith.
Chairman of the Board and Lead Independent Director
     Our Board is led by our Chairman of the Board, Mr. Benhamou, and by our lead independent director, Mr. DiCamillo.
Nomination of Director Candidates
     The Nominating and Governance Committee makes recommendations to the Board regarding director nominees. The Nominating and Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers and other contacts. The Nominating and Governance Committee will also consider nominees recommended by any stockholder entitled to vote in the election of directors. Any stockholder wishing to nominate an individual for election to the Board must comply with the advance notice procedures described at the end of this proxy statement. The nomination must contain the following information about the nominee: name; age; business and residence addresses; principal occupation or employment; the number of shares of common stock held by the nominee; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the nominee to serve as a director of 3Com, if elected. The Nominating and Governance Committee has not specified any minimum qualifications or specific qualities or skills necessary for serving on the Board. However, in its assessment of potential candidates, the Nominating and Governance Committee will review the candidate’s character, business experiences and understanding of the Company’s business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time.
     In fiscal 2008, the Nominating and Governance Committee retained a consulting firm to assist it in identifying and evaluating potential nominees for board membership. The function of this advisor is to meet with the Nominating and Governance Committee to discuss board needs in respect of new members (e.g., to add independent directors), identify possible board candidates, screen, interview and evaluate the qualifications of these candidates and make presentations to the Nominating and Governance Committee regarding candidates under consideration. From time to time, the advisor also attends Nominating and Governance Committee meetings at which candidates are discussed and assists the Nominating and Governance Committee in its consideration of these possible nominees.
Delegation to Committees
     It is our general policy that all Board decisions should be approved by the Board as a whole, unless delegated to a committee. Currently these committees are the Audit and Finance Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. All members of the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are “independent” within the meaning of the independence standards of The NASDAQ Global Select Market, including, in the case of the Audit and Finance Committee, the heightened independence standard required for such committee members. Each of these committees has adopted a written charter (available from our website), except for the Technology Committee.
Stockholder Communication with the Board of Directors
     Stockholders who wish to communicate with our Board, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. Stockholder communications must include confirmation that the sender is a stockholder of the Company. All such communications will be reviewed by the Company’s Corporate Secretary or Chief Financial Officer, as appropriate, in order to maintain a record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board or by any individual director. Communications that (i) do not relate to the Company’s business, (ii) contain material that is not appropriate for review by the Board based upon the established practice and procedure of the Board, or (iii) contain other improper or immaterial information, will not be forwarded to Board members.
Board Attendance at the Annual Meeting
     Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings. In an effort to maximize director attendance at our annual meetings of stockholders, we attempt to schedule a meeting of the Board on the same day as the annual meeting of stockholders. All of our directors in office at the time (except Mr. Yovovich whose term ended at such meeting) attended the 2007 annual meeting of stockholders.
Audit and Finance Committee Pre-Approval Policies
     The Audit and Finance Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular services or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and its fees for the services performed to date. The Audit and Finance Committee also pre-approves the provision of particular services on a case-by-case basis.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee during fiscal year 2008 consisted of Messrs. DiCamillo and Paul Yovovich, however Mr. Trempont replaced Mr. Yovovich on September 26, 2007 when Mr. Yovovich left our Board. None of these members is or has been an officer or employee of 3Com or any of our subsidiaries. No interlocking relationship existed during fiscal year 2008 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.
***********************************
Board Guidelines on Corporate Governance Issues
     Our corporate governance principles are set forth in our “Board Guidelines on Corporate Governance Issues,” which is available on our website at http://www.3com.com. These guidelines cover the following topics, each of which is summarized below:
•	Primary functions of the Board of Directors;

•	Authorization guidelines;

•	Board access to senior management;

•	Leadership of the Board;

•	Charters of standing committees;

•	Board selection process;

•	Director’s eligibility, education and term of office; and

•	Board and committee meetings.
Primary Functions of the Board of Directors
     The Board, which is elected by our stockholders, oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls. Our directors also participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer and regularly approve a Chief Executive Officer succession plan. Directors also provide input to our Chief Executive Officer for the evaluation and recruitment of our principal senior executives.
Authorization Guidelines
     Consistent with the Board’s power to delegate management of the day-to-day operation of 3Com’s business, the Board exercises business judgment in establishing and revising guidelines for authorization of expenditures or other corporate actions, and these are periodically be reviewed with management.

Board Access to Senior Management
     Our directors have complete access to our senior executive officers. Our directors use their judgment to ensure that contact with our senior executive officers is not distracting to our business operation or management reporting structure. Our Board expects our Chief Executive Officer to bring into board meetings managers who can provide additional insight into the matters being discussed or who have future potential that our Chief Executive Officer believes should be made visible to the Board.
Leadership of the Board
     The leadership of the Board includes a Chairman of the Board and a lead independent director appointed by the Chairman. The Chairman works with the Secretary to disseminate materials to Board members and exercises initiative in recommending candidates for directorships and board committee assignments. The lead independent director serves as the focal point for independent directors regarding resolving conflicts with the Chief Executive Officer, or other independent directors, and coordinating feedback to the Chief Executive Officer on behalf of independent directors regarding business issues and board management. The lead independent director also serves as a special counsel to the Chief Executive Officer. The independent directors meet regularly without the Chief Executive Officer present.
Charters of Standing Committees
     The current committee structure of the Board includes the following standing committees: Audit and Finance, Compensation and Nominating and Governance. The charters of each standing committee are reviewed periodically with a view to delegating committees with the authority of the Board concerning specified matters appropriate to such committee.
Board Selection Process
     It is expected that all directors will be alert to potential Board candidates with appropriate skills and characteristics and communicate information regarding board selection matters to the Nominating and Governance Committee. The Nominating and Governance Committee is expected to exercise initiative in recommending to the Board candidates for directorships and board committee assignments. The Board endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.
Director’s Eligibility, Education, and Term of Office
     Directors may not serve on the board of directors of more than five other public companies. Directors are reimbursed for costs incurred in connection with participating in a director education program that is accredited by Institutional Shareholder Services, or any similar organization. Directors are elected to hold office for a term of two years. As an alternative to term limits, the Chairman and lead director review each director’s continuation on the Board at the conclusion of each two-year term. This also allows each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board. Each director is required to submit a letter of resignation upon a job change. Such letter is to be accepted or rejected at the discretion of the Chairman. In addition, prior to accepting a position as a member of the board of directors of another public company, each director (other than the Chair of the Nominating and Governance Committee) is required to notify the Chair of the Nominating and Governance Committee of such matter and the Chair of the Nominating and Governance Committee is required to notify the lead independent director or the

Chairman of the Board of such matter. Directors must retire from the board at the conclusion of any term during which the director reaches the age of seventy years.
Board and Committee Meetings
     In preparation for meetings of the Board and its committees, the Chairman consults with the Chief Executive Officer regarding the agenda and content and, with support from the Secretary, disseminates to directors on a timely basis briefing materials regarding matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. Presentations to the Board may rely on directors having reviewed and digested information set forth in the briefing materials, thus allowing more time for discussion, clarification and feedback. The format of each quarterly Board meeting includes an executive session with the directors and Chairman. In addition, the independent directors meet in executive session on a regular basis. Adequate time is scheduled for completion of matters placed on the agenda of each meeting, including an annual off-site meeting of the Board to review long-term strategy. The Board has the authority to hire its own advisors and to have them present at meetings, as it deems necessary.

DIRECTOR COMPENSATION
     The following tables provide information on 3Com’s annual compensation practices during fiscal year 2008 for our non-employee directors, as well as the actual compensation earned by non-employee directors who served during the 2008 fiscal year. The cash compensation described below is generally payable on a quarterly basis. Members of the Board are reimbursed for travel expenses to attend Board and committee meetings. During fiscal year 2008, our Chief Executive Officers (Messrs. Mao and Masri) and our President and Chief Operating Officer (Mr. Sege) did not receive any separate compensation for Board activities at the time they served as an employee of the Company concurrently with their board membership. Mr. Sege did receive an aggregate of $38,000 of consulting fees as a consultant to the Company during fiscal year 2008 but prior to the commencement of his employment and Board service with the Company. The Compensation Committee retains the services of leading compensation consulting firms to present relevant market practices and trends regarding director compensation.
Non-Employee Director Compensation (Fiscal Year 2008 Annual Compensation)

Annual Board Membership Compensation
Chairman of the Board	$100,000
Lead Independent Director	75,000	*
Other Directors	35,000

Committee and Attendance Compensation
Committee Chair (other than Audit & Finance)	2,500
Committee Chair, Audit & Finance	5,000
Payment for each Board meeting attended	1,000
Payment for each Committee meeting attended	1,000

*	A temporary increase in the retainer for the Lead Independent Director from $45,000 to $75,000 was approved by the Board for fiscal years 2008 and 2009 only. This increase was approved in recognition of the substantial work performed by, and to be performed by, the Lead Independent Director in connection with the transition of the senior leadership of the Company.
The foregoing amounts also represent the current annual compensation for non-employee directors for fiscal year 2009.
     In addition, during fiscal 2008 certain non-employee directors received monthly cash fees for a limited duration for attendance at meetings of special committees formed for a limited purpose. These committees were constituted as follows: (1) Messrs. Benhamou, DiCamillo and Yovovich served on the Strategic Transaction Oversight Committee, or STOC, formed to oversee the Company’s management in assessing a potential strategic transaction, providing direction to management in that regard and assisting the Board in its evaluation of the proposed acquisition by affiliates of Bain Capital Partners; (2) Mr. Trempont served on the TippingPoint Oversight Committee, or TPOC, formed to work with the Chief Executive Officer to review TippingPoint’s strategic initiatives and assist the Board in fulfilling its oversight duties in respect of the Company’s TippingPoint business; and (3) before he became employed as our Chief Executive Officer, Mr. Mao served on the H3C Oversight Committee, or H3COC, formed to work with management in reviewing strategic and key management decisions for H3C, acting as a liaison to the Board and assisting the Board in fulfilling its oversight duties in respect of the Company’s H3C division. These committees are no longer in existence. Further, because the fiscal 2008 annual renewal grant of stock options to directors described below occurred during the final stages of negotiation of the proposed Bain Capital transaction, it was determined not to make such grant in fiscal 2008. In lieu thereof, Board members received cash payments over fiscal 2008 in a fixed amount intended to compensate them for the absence of the grant. All of the fees described in this paragraph have been included in the fee table set forth below.
Director Compensation in Fiscal Year 2008

					Changes in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned			Incentive Plan	Compensation	All Other
	or Paid in	Stock Awards	Option	Compensation	Earnings	Compensation
Name	Cash (1)($)	($)	Awards (2)($)	($)	($)	($)	Total ($)
Eric A. Benhamou	319,400	—	150,529	—	—	—	469,929
Gary T. DiCamillo	272,300	—	83,710	—	4,601 (3)	—	360,611
James R. Long	151,913	—	80,051	—	—	—	231,964
Robert Y. L. Mao (4)	141,300	—	63,666	—	—	—	204,966
Raj Reddy	133,000	—	80,051	—	—	—	213,051
Dominique Trempont	180,130	—	109,310	—	—	—	289,440
Paul G. Yovovich (5)	69,168	—	81,757	—	—	—	150,925

(1)	Includes fees for service on the STOC of $50,000 for Mr. Benhamou, $50,000 for Mr. DiCamillo and $30,000 for Mr. Yovovich; includes fees for service on the TPOC of $25,000 for Mr. Trempont; includes fees for service on the H3COC of $16,621 for Mr. Mao; includes fees in lieu of an annual fiscal 2008 grant of equity of $150,400 for Mr. Benhamou, $100,800 for Mr. DiCamillo, $80,000 for Mr. Long, $76,660 for Mr. Mao, $80,000 for Mr. Reddy and $80,000 for Mr. Trempont; and includes $12,667 for consulting fees paid to Mr. Yovovich in his capacity as a consultant to the STOC for a short period following the end of his board service.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R (disregarding forfeiture assumptions), and thus may include amounts from awards granted during and prior to fiscal year 2008. See “Director Grants of Plan-Based Awards in 2008 Fiscal Year” table in this proxy statement for a detailed descriptions of option awards granted in fiscal year 2008.

(3)	Directors are eligible to participate in the Company’s nonqualified Deferred Compensation Plan. The Deferred Compensation Plan allows directors to defer the annual retainer and meeting fees compensation and postpone payment of taxes, and its earnings until a later date. The amount deferred is directed to a trust account with the Charles Schwab Trust Co., where directors are able to direct their investments within Schwab’s full range of mutual funds. The account administrative fees are paid in full by 3Com. Because it is a nonqualified plan, the money deferred remains an asset of 3Com and is subject to the general creditors of the Company in the event of bankruptcy or insolvency. Mr. DiCamillo’s balance in the Deferred Compensation Plan as of May 30, 2008 was $231,139.

(4)	Mr. Mao joined the Board of Directors on March 23, 2007 and earned a pro-rated portion of the annual board membership retainer. Mr. Mao was hired by the Company as Chief Executive Officer on April 30, 2008.

(5)	Mr. Yovovich resigned from the Board on September 26, 2007. Because Mr. Yovovich’s retirement from the board was a “qualified board retirement” under our 2003 Stock Plan, all of his unvested options received vesting acceleration upon his resignation. Because these options were underwater, however, the value of accelerated equity is $0 and therefore no amounts are included in the “All Other Compensation” column.
     Non-employee directors receive options to purchase common stock pursuant to the 2003 Stock Plan. The 2003 Stock Plan provides for the initial grant of an option to purchase shares of our common stock (identified as the “Initial Grant” in the “Director Grants of Plan-Based Awards in 2008 Fiscal Year” table, below) to each non-employee director, with a maximum of 120,000 shares to be subject to each such option (or 160,000 shares for the Chairman of the Board and the lead independent director). Additionally, at the time an initial grant is made to a new director, he or she also receives an option grant for a number of shares equal to the number of shares subject to the annual renewal grants made to continuing directors, described below, pro-rated to reflect the number of full months of service remaining prior to the next annual stockholder meeting (identified as the “Pro Rata Grant” in the “Director Grants of Plan-Based Awards in 2008 Fiscal

Year” table, below). For continuing directors, an annual renewal grant is made effective with each regularly scheduled annual stockholder meeting, subject to the same share limits described for initial grants (identified as the “Annual Grant” in the “Director Grants of Plan-Based Awards in 2008 Fiscal Year” table, below). As described above, the annual renewal grant was not made in fiscal 2008. The actual number of shares to be subject to the options granted for Board and committee service is established by a committee of employee directors. All options granted have a seven-year term, and the initial grant vests 25% on each anniversary date of the grant and the pro rata grant and annual renewal grant vest over two years with the first 50% vesting one year after grant and the remaining 50% vesting two years after grant as long as the option holder continues to serve on the Board.
     During fiscal year 2008, options were granted to non-employee directors under the 2003 Stock Plan for the following number of shares and at the per share exercise prices shown in the table below. As described above, the annual renewal grant was not made in fiscal 2008, so no grants were made in fiscal 2008 other than an award of 32,000 options to Mr. DiCamillo approved in recognition of the substantial work performed by, and to be performed by, the lead independent director in connection with the transition of the senior leadership of the Company.
Director Grants of Plan-Based Awards in 2008 Fiscal Year

						Aggregate Number of
	Initial or Pro Rata			Exercise	Fair Value at	Options Outstanding
Non-Employee Director	Grant	Annual Grant	Special Grant	Price(1) ($)	Grant(2) ($)	5/30/08
Eric A. Benhamou	—	—	—	—	—	4,222,395
Gary T. DiCamillo	—	—	32,000	2.6100	42,147	409,470
James R. Long	—	—	—	—	—	283,350
Raj Reddy	—	—	—	—	—	354,750
Dominique Trempont	—	—	—	—	—	125,333
Paul G. Yovovich	—	—	—	—	—	331,250

(1)	The exercise price is equal to the closing price of the Company’s common stock as quoted on Nasdaq on the date of grant.

(2)	The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model.
     The following table shows all outstanding equity awards held by the non-employee directors at the end of fiscal year 2008.
Director Outstanding Equity Awards at 2008 Fiscal Year-End

	Number of
	Securities		Number of
	Underlying		Securities	Option Awards
	Unexercised Options		Underlying Options	Option Exercise	Option Expiration
Name	(#) Exercisable		(#) Unexercisable	Price ($)	Date
Eric A. Benhamou	263,922	(1)	0	$5.2827	09/01/2008
	211,186	(1)	0	$8.0146	11/30/2008
	99,245	(1)	0	$5.2179	06/14/2009
	1,013,692	(1)	0	$5.5416	07/21/2009
	263,560	(1)	0	$5.9818	09/13/2009
	111,506	(1)	0	$8.9210	12/10/2009

	Number of
	Securities		Number of
	Underlying		Securities	Option Awards
	Unexercised Options		Underlying Options	Option Exercise	Option Expiration
Name	(#) Exercisable		(#) Unexercisable	Price ($)	Date
	202,738	(1)	0	$11.7565	07/11/2010
	37,046	(1)	0	$4.9719	06/01/2008
	1,663,000	(1)	0	$13.6875	08/01/2010
	37,500	(2)	0	$4.0700	10/16/2012
	75,000	(2)	0	$6.1500	09/23/2010
	75,000	(2)	0	$4.3200	09/22/2011
	75,000	(2)	0	$4.0400	09/28/2012
	47,000	(2)	47,000	$4.4100	09/20/2013

Gary T. DiCamillo	79,500	(1)	0	$10.0625	12/13/2010
	31,720	(2)	0	$10.0625	12/13/2010
	39,750	(2)	0	$3.7900	09/20/2011
	39,750	(2)	0	$4.2600	09/24/2012
	39,750	(2)	0	$6.1500	09/23/2010
	39,750	(2)	0	$4.3200	09/22/2011
	39,750	(2)	0	$4.0400	09/28/2012
	33,750	(2)	33,750	$4.4100	09/20/2013
	0	(2)	32,000	$2.6100	05/06/2015

James R. Long	34,600	(2)	0	$18.0000	12/13/2010
	39,750	(2)	0	$3.7900	09/20/2011
	39,750	(2)	0	$4.2600	09/24/2012
	39,750	(2)	0	$6.1500	09/23/2010
	39,750	(2)	0	$4.3200	09/22/2011
	39,750	(2)	0	$4.0400	09/28/2012
	25,000	(2)	25,000	$4.4100	09/20/2013

Raj Reddy	39,750	(2)	0	$4.0400	09/28/2012
	39,750	(2)	0	$4.3200	09/22/2011
	39,750	(2)	0	$6.1500	09/23/2010
	39,750	(2)	0	$4.2600	09/24/2012
	39,750	(2)	0	$3.7900	09/20/2011
	26,500	(2)	0	$10.1250	01/19/2011
	79,500	(1)	0	$10.1250	01/19/2011
	25,000	(2)	25,000	$4.4100	09/20/2013

Dominique Trempont	19,875	(1)	59,625	$4.9000	10/23/2013
	22,917	(2)	22,916	$4.9000	10/23/2013

Paul G. Yovovich	39,750	(2)	0	$18.0000	12/13/2010
	39,750	(2)	0	$3.7900	09/20/2011
	39,750	(2)	0	$4.2600	09/24/2012
	54,000	(2)	0	$6.1500	09/23/2010
	54,000	(2)	0	$4.3200	09/22/2011
	54,000	(2)	0	$4.0400	09/28/2012
	50,000	(2)	0	$4.4100	09/20/2013

(1)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over four years.

(2)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over two years.

(3)	As of the 2008 fiscal year end, Mr. Yovovich did not have any options unvested because all of his unvested options received vesting acceleration upon his Qualified Board Retirement on September 26, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table contains information, as of August 1, 2008, with respect to the beneficial ownership of our common stock by:
•	each individual or entity whom we know to own beneficially more than five percent of our common stock;

•	each director and nominee;

•	each of the current and former executive officers listed in the “Summary Compensation Table for Fiscal Year 2008” table included in this proxy statement; and

•	all of our directors and current executive officers as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752.

		Common Stock		Ownership Percent
		Underlying Options		of Common Stock
	Number of Shares of	Exercisable Within	Total Beneficial	Beneficially Owned
Name and Address of Beneficial Owner	Common Stock Owned	60 Days	Ownership	(1)
5% Stockholders
Entities and individuals related to Citadel Limited Partnership (2)	38,521,187	—	38,521,187	9.5%
131 S. Dearborn Street, 32nd Floor Chicago, IL 60603
Entities related to Wells Fargo & Company (3)	24,798,013	—	24,798,013	6.1%
420 Montgomery Street San Francisco, CA 94163
Entities and individuals related to Silver Point Capital, L.P.(4)	22,500,000	—	22,500,000	5.6%
Two Greenwich Plaza Greenwich, CT 06830
Entities related to Barclays Global Investors, N.A. (5)	20,931,141	—	20,931,141	5.2%
45 Fremont Street San Francisco, CA 94105

Directors and Named Executive Officers

Non-Employee Directors
Eric A. Benhamou (6)	1,208,146	4,185,349	5,393,495	1.3%
Gary T. DiCamillo	11,000	377,470	388,470	*
James R. Long	162,800	283,350	446,150	*
Raj Reddy	31,000	354,750	385,750	*
Dominique Trempont	—	42,792	42,792	*

		Common Stock		Ownership Percent
		Underlying Options		of Common Stock
	Number of Shares of	Exercisable Within	Total Beneficial	Beneficially Owned
Name and Address of Beneficial Owner	Common Stock Owned	60 Days	Ownership	(1)
Employee Director
Ronald A. Sege (7)	1,005,473	—	1,005,473	*

Named Executive Officers
Robert Y. L. Mao (8)	150,000	32,375	182,375	*
Jay Zager (9)	430,188	125,000	555,188	*
Neal D. Goldman (10)	855,452	900,000	1,755,452	*
Dr. Shusheng Zheng (11)	47,494	—	47,494	*
Robert Dechant (12)	140,484	450,000	590,484	*
Donald M. Halsted, III (13)	216,489	—	216,489	*
Edgar Masri (14)	317,257	6,000,000	6,317,257	1.5%
All directors and current executive officers as a group (10 persons) (15)	3,901,553	6,301,086	10,202,639	2.5%

*	1% or less

(1)	Percentage of beneficial ownership is based on 405,282,768 shares of common stock outstanding as of August 1, 2008. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of August 1, 2008, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage for any other person.

(2)	Based on a Schedule 13G that was jointly filed with the SEC on February 14, 2008 by Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC.

(3)	Based on a Schedule 13G that was jointly filed with the SEC on February 6, 2008 by Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association and Wells Fargo Investments, LCC.

(4)	Based on a Schedule 13G that was jointly filed with the SEC on July 24, 2008 by Silver Point Capital, L.P., Edward A. Mule and Robert J. O’Shea relating to shares owned by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.

(5)	Based on a Schedule 13G that was jointly filed with the SEC on February 6, 2008 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland AG).

(6)	Includes 1,208,146 shares of common stock held in the Eric and Illeana Benhamou Living Trust dated September 11, 2000, of which Mr. Benhamou is a co-trustee.

(7)	Includes 1,000,000 unvested shares of restricted stock issued to Mr. Sege.

(8)	Does not include 1,500,000 shares underlying unvested restricted stock units granted to Mr. Mao.

(9)	Includes 375,000 unvested shares of restricted stock issued to Mr. Zager.

(10)	Includes 427,500 unvested shares of restricted stock issued to Mr. Goldman. Also includes 405,951 shares of common stock held in The Neal D. Goldman Trust, a revocable trust of which Neal D. Goldman and Angela Goldman are trustees.

(11)	Does not include 133,333 shares underlying unvested restricted stock units granted to Dr. Zheng.

(12)	Mr. Dechant’s employment with the Company ended on June 30, 2008.

(13)	Mr. Halsted is the Company’s former Executive Vice President and Chief Financial Officer. He departed from those positions as of June 22, 2007 and his employment with the Company terminated July 27, 2007.

(14)	Mr. Masri is the Company’s former President and Chief Executive Officer. He departed from those positions as of the close of business on April 29, 2008. Common stock totals include 81,031 shares held in trust for the benefit of Mr. Masri and members of his immediate family.

(15)	Includes 1,802,500 unvested shares of restricted stock issued to current executive officers. Does not include 1,633,333 unvested shares of restricted stock units granted to current executive officers.

     The following table summarizes information related to our equity compensation plans as of May 30, 2008:
Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of		future issuance under
	securities to be		equity compensation
	issued upon	Weighted average	plans (excluding
	exercise of	exercise price of	securities reflected in
Plan category(1)	outstanding options	outstanding options	1st column)
Equity compensation plans approved by stockholders	27,310,086	$5.0043	11,499,958
Equity compensation plans not approved by stockholders (2)	13,807,919	5.6201	—

Total	41,118,005	$5.2111	11,499,958

(1)	The weighted average remaining term of all outstanding options as of May 30, 2008 was 3.68 years.

(2)	Consists of 7,057,919 shares available for issuance pursuant to outstanding options under our 1994 Stock Option Plan, 4,250,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Edgar Masri dated September 5, 2006, 500,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Jay Zager dated July 3, 2007, and 2,000,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Ronald Sege dated May 6, 2008. None of these plans were required to be approved by stockholders. The 1994 Stock Option Plan was terminated as to future grants. Does not include an aggregate of 2,806,524 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding option grants, with a weighted average exercise price of $1.6286 per share, assumed by 3Com in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.
     Disclosure Regarding Non-Stockholder-Approved Plans. The 1994 Stock Option Plan (“1994 Plan”) provided for the grant of stock options to employees other than officers and directors. The 1994 Plan, which was not approved by stockholders, was terminated as to future grants as of September 23, 2003. The 1994 Plan is administered by the Compensation Committee, which has the power to determine matters relating to outstanding option awards under the 1994 Plan, including conditions of vesting and exercisability. Options granted under the 1994 Plan expire no later than 10 years from the grant date. Options granted under the 1994 Plan generally vest two or four years from the date of grant. Options for Messrs. Masri, Zager and Sege under their respective Stand Alone Stock Option Agreements have a term of 7 years from the date of grant and vest and become exercisable in four equal annual installments on the anniversary of the date of grant. Messrs. Zager and Sege also received restricted stock under respective Stand Alone Restricted Stock Agreements, vesting in equal annual installments over three years.

RELATED PERSON TRANSACTIONS
     We have no “related party transactions” as defined by Item 404 of Regulation S-K.
     It is the policy of the Board of Directors that all “related party transactions” be subject to approval or ratification in accordance with the procedures set forth below. In furtherance of relevant NASDAQ rules and 3Com’s commitment to corporate governance, the charter of the Audit and Finance Committee provides that the Audit and Finance Committee shall review all “related party transactions” for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Committee. The Audit and Finance Committee also adopted a separate policy intended to provide more detail as to the procedures to be followed in implementing the Committee’s responsibilities under its charter. The material terms of the policy are as follows:
•	the Audit and Finance Committee shall review the material facts of all related party transactions that require the Committee’s approval and either approve or disapprove of the transaction;

•	in determining whether to approve or ratify a transaction, the Audit and Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction;

•	no director shall participate in any discussion or approval of a transaction for which he or she is a related party, except that the director shall provide all material information concerning the transaction to the Audit and Finance Committee;

•	if a transaction will be ongoing, the Audit and Finance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party; thereafter, the Audit and Finance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the transaction remains appropriate; and

•	as a general matter, the Company’s Chief Compliance Officer and his or her delegates will assist the Audit and Finance Committee in compiling and interpreting information received that bears on related party transactions.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     3Com operates in a rapidly changing, complex and extremely competitive business environment. As such, the need to attract, retain and motivate executive talent is paramount in accomplishing 3Com’s business objectives. 3Com’s executive compensation program is designed to drive organizational performance by delivering significant value to executives when the business achieves or exceeds its objectives. The goals of 3Com’s executive compensation program are to:
•	attract, retain and motivate highly qualified executives with market-relevant compensation programs;

•	align executive compensation with mid- and long-term stockholder value creation;

•	provide rewards that are commensurate with 3Com’s short-term business performance;

•	promote leadership continuity under challenging and rapidly changing business conditions; and

•	provide transparency so that executives and other stockholders understand the executive compensation program and the objectives it seeks to achieve.
     The following current or former officers, each of whom is a “Named Executive Officer” (“NEO”) as defined in this Proxy Statement, are included in this Analysis:
•	Robert Y. L. Mao, Chief Executive Officer

•	Edgar Masri, former President and Chief Executive Officer

•	Jay Zager, Executive Vice President and Chief Financial Officer

•	Donald M. Halsted, III, former Executive Vice President and Chief Financial Officer

•	Neal D. Goldman, Executive Vice President and Chief Legal and Administrative Officer and Secretary

•	Dr. Shusheng Zheng, Executive Vice President, 3Com, and Chief Operating Officer, H3C

•	Robert Dechant, former Senior Vice President, World Wide Sales and Marketing
Overview of Compensation Practices
     Role of the Compensation Committee. The Compensation Committee, (the “Committee”) reviews salaries and other compensation arrangements for 3Com’s directors and those officers subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended (“Executives”). The Committee approves such compensation and advises the full Board of Directors (the “Board”) on general aspects of 3Com’s compensation and benefit policies. Although the Committee receives and considers input from Company Executives, its compensation consultants and its legal advisers, it does not delegate decision-making authority on Executive or Director compensation. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found above under the heading “Committees of the Board.” The Committee operates under a written charter that is available on 3Com’s website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html. The Committee meets as often as necessary to discharge its responsibilities. In fiscal year 2008, the Committee met fifteen times in a combination of regularly scheduled and special meetings, and met in executive session eleven times, three times with the CEO, and seven times with the Chief Legal and Administrative Officer and/or Secretary or the Assistant Secretary.

     At least annually, the Committee reviews 3Com’s Executive compensation programs and policies in light of the above philosophy and in relation to changes and trends in the marketplace. The Committee determines whether each Executive’s total compensation is consistent with the compensation philosophy and market data, and makes adjustments as necessary. When making compensation decisions, the Committee takes into account market data for Executives with comparable responsibilities at 3Com’s peer group companies and other factors, including each Executive’s individual performance (particularly over the past year), the scope of his role at the Company, his expected future contributions, financial and operational results, each Executive’s historical compensation, any retention concerns, and the Chief Executive Officer’s recommendations in the case of Executives other than himself. In designing compensation for individual Executives, if applicable the Committee may choose to implement incentive programs that take into account the region or specific business for which the Executive is primarily responsible. For example, Dr. Zheng, who manages our China-based H3C business (which was formerly a joint venture with Huawei Technologies and is now a wholly-owned subsidiary of 3Com) has a portion of his incentive compensation dependent on H3C’s performance as part of an H3C-specific plan. In looking at historical compensation, the Committee looks at the salary over time and also looks at the unvested and vested value inherent in equity awards, among other factors.
     Role of the Compensation Consultants. The Committee retained the services of leading compensation consulting firms, Pearl Meyer & Partners and DolmatConnell & Partners (collectively “Compensation Consultants”), to advise on appropriate peer group firms, pay levels and mix, incentive plan design, performance measurement, and other relevant market practices and trends. The Compensation Consultants also collect and analyze relevant market data or “benchmarks” from peer group companies and industry-specific surveys in each of these areas. They prepare reports for, deliver presentations to and engage in discussions with the Committee about their observations and analysis of the information collected. Such reports, presentations, and discussions address topics ranging from the strategic considerations for compensation of the Company’s Executives and Directors to potential tax and accounting implications and dilutive impacts of various compensation elements to specific adjustments of particular elements of both Executive and Director compensation. The Compensation Consultants provide a limited amount of other advice and consulting services for consideration by the Committee, primarily in the area of 3Com’s equity program. The Compensation Consultants work independently for the Compensation Committee and provide no other services to the Company.
     Role of Executives and Other Employees in Compensation Matters. The Chief Executive Officer annually reviews the performance and contribution of Executives. The conclusions reached and recommendations based on these reviews, including salary adjustments, semi-annual bonus awards and equity grants, are presented to the Committee. The Committee may and has exercised its discretion in modifying, accepting or rejecting these recommendations. 3Com’s Chief Financial Officer participates with the Chief Executive Officer to provide information to enable the Committee to consider, evaluate and approve the financial metrics and targets used in 3Com’s cash incentive bonus plans. 3Com’s Chief Administrative and Legal Officer and 3Com’s Senior Vice President - Human Resources, and members of their staffs, facilitate the interaction between the Compensation Consultants and the Committee as the case warrants.
     The Chief Executive Officer, the Chief Legal and Administrative Officer, the Senior Vice President — Human Resources and members of their staffs attend parts of meetings of the Compensation Committee. The Committee regularly meets in executive session to discuss and decide elements of the compensation of the Chief Executive Officer and other Executives, sometimes with the presence of the Secretary and/or Assistant Secretary of the Committee and sometimes without.

     Market Positioning. The Committee targets Executive compensation to the relevant competitive market. The competition among high technology companies for qualified executives is intense, and 3Com’s strategic plans depend heavily on a committed and highly qualified Executive team. Accordingly, the Committee generally targets Executive total direct compensation, which includes base salary, bonus, and long-term incentives, at the 65th to 75th percentile of the peer group described below. Compensation for any Executive may vary from target, up or down, based on performance, tenure, experience, prior compensation and other factors that may be judged as critical and pertinent by the Committee. While market data from 3Com’s peer group is considered by the Committee to assist in setting a range for the individual and combined elements of compensation for Executives, it is not solely determinative. For instance, the Committee has exercised its discretion to adjust or exceed a bench-marked component when it deems necessary and appropriate to recruit or retain a key Executive. Also, the peer group data does not always contain appropriate comparables for certain positions, such as that of the Company’s Chief Administrative and Legal Officer. In such circumstances, the Committee considers the scope of the role and responsibilities, the individual’s performance and how the compensation compares to that of other Executives.
     Peer Group. Periodically, the Committee, working with its Compensation Consultants, reviews its peer group to ensure that the companies selected are appropriate for compensation and performance comparison purposes. The table below presents the peer group used by the Committee for pay comparisons and for evaluating 3Com’s relative performance for much of fiscal year 2008, including relevant comparison metrics as of May, 2007, when the peer group was originally selected.

Company	Most Recent Four Quarters Revenue ($M)	Market Cap ($M)
ADC Telecomm	$1,306	$2,015
Avaya, Inc.	5,179	5,340
Brocade Communications	805	4,059
Extreme Networks	339	523
Foundry Networks	474	2,124
Juniper Networks	2,304	11,658
McAfee, Inc.	1,142	4,658
NETGEAR, Inc.	574	1,029
Tellabs, Inc.	2,041	4,426

25th Percentile	574	2,015
Median	1,142	4,059
75th Percentile	2,041	4,658

3Com	1,212	1,573

     At the end of fiscal year 2008 the Committee, with the assistance of DolmatConnell & Partners, reevaluated the peer companies using the following criteria: status as a U.S.-based actively-traded public Company, annual revenue, market capitalization and product and industry similarity. The Committee then altered the composition of the peer group to better reflect the market for executive talent in which 3Com competes. Based on this analysis, for fiscal year 2009, the Committee selected a peer group to be used for pay comparisons, including base salary, total target cash (i.e., base salary + target incentive bonus), and long-term incentives (e.g., equity) and for evaluating 3Com’s relative performance. The peer group is presented in the table below, including relevant comparison metrics as of May, 2008.

Company	Most Recent Four Quarters Revenue ($M)	Market Cap ($M)
ADC Telecomm	$1,363	$1,608
ARRIS Group, Inc.	992	778
Brocade Communications	1,361	2,895
Ciena Corp.	842	2,248
CommScope, Inc.	1,931	2,790
Foundry Networks	607	1,781
JDS Uniphase Corp.	1,468	2,936
NETGEAR, Inc.	728	767
Palm, Inc.	1,424	692
Plantronics, Inc.	842	921
Polycom, Inc.	930	1,979
Tellabs, Inc.	1,913	2,723

25th Percentile	842	886
Median	1,176	1,880
75th Percentile	1,435	2,740

3Com	1,285	1,324

Components of Executive Compensation
     Executive compensation at 3Com consists of base salary, a short-term performance-based cash incentive opportunity, a long-term incentive opportunity (consisting primarily of equity-based vehicles but including a cash-based program for the H3C NEO), perquisites and other benefits. 3Com has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of 3Com’s compensation policy. The table below describes how these elements of Executive compensation link to the compensation philosophy.

	Deliver	Align with	Reward
	Market	Stockholder	Short-Term	Maintain	Provide
	Relevant	Value	Business	Leadership	Program
Compensation Programs	Compensation	Creation	Performance	Continuity	Transparency
Base Salary Program	X				X
Short-Term Incentives
• 3Bonus Program	X		X		X
• H3C Bonus Program	X		X		X
Long-Term Incentives
• Stock Option Grants	X	X			X
• Time-Based Restricted Shares	X	X		X	X
• Performance Accelerated Vesting Restricted Shares	X	X			X
• H3C Cash-Based LTI	X	X	X	X	X
Other Compensation and Benefits Programs	X			X	X
     In determining the value of each compensation element for each Executive, the Committee considers competitive market data based on the established peer group and relative to the targeted market positioning (as discussed above). Individual responsibilities, individual performance and internal equity within 3Com are also considered in determining the value of each compensation element for each Executive. For both fiscal year 2008 and fiscal year 2009 the Committee conducted Executive compensation reviews and made determinations regarding the appropriateness of each element of each Executive’s compensation as described below.
     Base Salary. Base salaries provide a fixed amount of compensation for the Executive’s work responsibilities. In determining each Executive’s base salary, the Committee considers competitive market data based on the established peer group, individual responsibilities and performance, and internal equity within 3Com. In July 2007 and again in June 2008, the Committee conducted its annual Executive compensation review. Based upon the peer group data and 3Com’s overall performance, as well as the Committee’s assessment that equity grants to Executives provided significant compensatory opportunities and were more directly aligned than cash compensation with shareholder interests and the principles of pay-for-performance, the Committee did not increase base salary levels in either year. The sole exception was in the case of Mr. Dechant, as discussed in the next section. In determining the starting base salary for Mr. Mao, the Company’s Chief Executive Officer who was hired in fiscal 2008, the Committee considered competitive market data based on the peer group, the intended responsibilities, the previous incumbent’s base salary level, and internal equity within 3Com.

     Cash Incentive Bonus. 3Com’s Cash Incentive Bonus is designed to place a significant portion of each Executive’s cash compensation “at risk” relative to the Company’s short-term performance. To this end, the Company has established a target annual performance-based cash incentive opportunity for each Executive expressed as a percentage of base salary. In establishing the amount of target incentive, the Committee evaluates the total target cash compensation (base salary + target incentive) relative to cash compensation delivered to incumbents in similar roles within the peer group, individual responsibilities and internal equity within 3Com. The actual award earned may be higher or lower than this target incentive amount based on Company, divisional and/or individual performance factors, as discussed below.
     The Committee believes that the Company’s annual business plan and near-term business objectives are best supported by a cash incentive plan tied to both divisional or regional and Company-wide performance goals established for a period of one year or less. Because of the rapidly changing industry in which 3Com competes, the Committee believes that annual or semi-annual goals can be established with greater specificity and linkage to the operating plan objectives and with less risk of error or misalignment than would be the case with a longer measurement period. The Committee also believes that goals that can be achieved over an annual or semi-annual period play an important role in motivating performance and promoting retention. Moreover, the Committee believes that establishing annual or semi-annual plans provides the Company with the flexibility to adjust the structure and objectives of its plan to meet changes in the Company’s business and competitive environment. For example, the Committee was able to set specific financial metrics for each half of fiscal year 2008 that established a set of concrete financial goals and priorities for Executives and, by extension, their various organizations and teams.
     For fiscal year 2008, Executive bonus payments were issued under one of two cash incentive bonus programs: the 3Bonus Program and the H3C Cash Incentive Bonus Program. Based on its annual review conducted in July 2007, the Committee determined that changes to the target bonus percentages for Executives, with the exception of Mr. Dechant, were not necessary or appropriate in view of the criteria mentioned above. Based on its review of Mr. Dechant’s compensation, the Committee determined that the total target cash compensation for Mr. Dechant was high and not appropriately aligned with either the peer group or the other Executives. Accordingly, the Committee reduced Mr. Dechant’s total target cash compensation from $650,000, comprised of $325,000 in base salary and a 100% annual cash incentive bonus opportunity, of which 60% was allocated to 3Com’s 3Bonus program and 40% was allocated to 3Com’s Sales Incentive Program, to $602,250, comprised of $365,000 in base salary and a 65% annual cash incentive bonus opportunity assigned entirely to 3Com’s 3Bonus program. The table below indicates the percentage of base salary associated with target bonuses for each Executive under the 3Bonus Program during fiscal year 2008.

		Target
		Annual	Target
		Bonus based	Annual
	Annual	on % of Base	Bonus	Total Annual
Officer	Salary	Salary	Opportunity	Target Cash
Mao	$650,000	100%	$650,000	$1,300,000
Masri	650,000	100	650,000	1,300,000
Zager	400,000	65	260,000	660,000
Halsted	350,000	65	227,500	577,500
Dechant[1]	365,000	65	237,250	602,250
Goldman	375,000	65	243,750	618,750
Zheng[2]	327,816	67	218,544	546,360

[1]	Mr. Dechant’s base salary and target bonus percentage changed as indicated above effective July 23, 2007.

[2]	Dr. Zheng’s compensation information has been converted from RMB to USD using a conversion rate of .13659 RMB to $1 USD.

3Bonus Program
     3Bonus is a semi-annual bonus program. For the fiscal year 2008 and the first half fiscal year 2009 programs, although the “target” bonus amounts are set forth in the table above, the bonus potential ranges from 50% — 200% of target amounts, based on the degree of attainment of financial metrics. For each metric included in each semi-annual program (as described below), the Committee set goals for payouts of bonus at three levels: “threshold” (the achievement of which would result in a payout of 50% of target bonus amounts), “target” (the achievement of which would result in a payout of 100% of target bonus amounts) and “maximum” (the achievement of which would result in the maximum payout of 200% of target bonus amounts). The program calls for actual payout to be based on a sliding scale for achievement attained in between specified levels, although no payouts result unless, at a minimum, “threshold” achievement levels were or are attained for that metric. These assigned goal levels reflect continued improvement in performance relative to previous periods and are expected to be challenging but achievable. The Committee has expressly reserved the right to alter payouts for Executives, up or down, based on factors in addition to these metrics including specific performance goals for individual Executives, which goals may include, among other things, business unit financial plans, functional objectives and other strategic objectives.
     For the first half of fiscal year 2008, Messrs. Masri, Zager, Halsted, Goldman, and Dechant participated in the 3Bonus program. Dr. Zheng did not participate in the first-half program. For this period, the Committee set metrics and weightings for the participating Executives based on the achievement of specified consolidated company financial goals as follows: (1) revenue at 40%, (2) gross margin at 20% and (3) non-GAAP operating profit at 40%. Revenue and non-GAAP operating profit, defined as Gross Margin less Research and Development expense, Sales and Marketing expense, and General and Accounting expense and excluding FASB and purchase accounting expenses, were chosen because these operational metrics focus the Executives on overall top-line growth and profitability. The non-GAAP measure allows evaluation of results on a consistent and comparable basis period-over-period. Gross margin was chosen to focus Executives on the cost efficiency of delivering products to customers. To set realistic but challenging goals and to emphasize the criticality of at least baseline achievement of the segment operating profit metrics, the Committee determined that each metric could be earned individually and independent of thresholds for other metrics, provided that no payouts were permitted unless the non-GAAP operating profit metric was achieved at “threshold level” or higher.
     For the first half of fiscal year 2008, the Committee reviewed the Company’s financial performance relative to the pre-established consolidated financial goals. It determined that, based on the relative influence of H3C, the resulting payout of 115% would have over-compensated Executives when considering 3Com’s overall performance during the first half of fiscal 2008. Therefore, the Committee exercised its discretion to reduce the payout amounts to better coincide with performance. As shown in the table below, the Committee determined that a bonus payout of 100% of the target incentive was appropriate for all participating Executives except Mr. Dechant, who received a payout of 91% of his target incentive, so as to align his payout with the relative performance of the business unit for which he was responsible. Mr. Dechant also received a payout for his earned sales incentive bonus prorated to the effective date of its termination as indicated in the table below. Messrs. Halsted’s and Zager’s payouts were prorated based on their dates of eligibility during the bonus period and in accordance with their respective employment arrangements.
     For the second half of fiscal year 2008, Messrs. Mao, Masri, Zager, Goldman and Dechant and Dr. Zheng participated in the 3Bonus program. For this period, the Committee adjusted the 3Bonus Program to better align with second half Company strategy and goals, including incorporating the formerly independent H3C division bonus program into the Company’s 3Bonus Program. For Messrs. Mao, Masri, Zager and Goldman, the Committee specified equally-weighted consolidated financial goals in the following categories:

(1) consolidated revenue, (2) consolidated non-GAAP operating profit and (3) consolidated cash from operations. The cash from operations metric was substituted for gross margin in order to encourage focus on cash generation. Each of these goals could be met individually and independent of attainment of other metrics and based on their associated weightings. For the second half of fiscal year 2008, the Committee specified a bonus structure for Mr. Dechant based equally between (1) the 3Com consolidated metrics, as described above for Messrs. Mao, Masri, Zager and Goldman, and (2) DVBU segment metrics, which were comprised of equally weighted financial goals in the following categories: (a) segment revenue and (b) segment non-GAAP operating profit, as defined above.
     For the second half of fiscal year 2008, the Committee determined closer alignment of the bonus programs applicable to Dr. Zheng and other Executives was critical to drive the integration of H3C. Accordingly, Dr. Zheng’s target annual bonus opportunity was split equally between (1) the 3Com consolidated metrics as described above for Messrs. Mao, Masri, Zager and Goldman and set for the second half of fiscal year 2008, and (2) specified H3C segment metrics. The H3C segment metrics were set for H3C’s calendar fiscal year 2008 and were comprised of equally weighted financial goals in the following categories: (1) segment revenue, (2) segment non-GAAP operating profit (as defined above) and (3) segment cash from operations. For each H3C segment metric described above, the Committee set goals for bonus at four levels: “threshold” (the achievement of which will result in a bonus opportunity amount of 50% of the target H3C segment portion of the total bonus amount), “first level target” (the achievement of which will result in a bonus opportunity amount of 64% of the target H3C segment portion of the total bonus amount), “second level target” (the achievement of which will result in a bonus opportunity amount of 100% of the target H3C segment portion of the total bonus amount), and “maximum” (the achievement of which will result in a bonus opportunity amount of 200% of the target H3C segment portion of the total bonus amount). As with all other 3Bonus metrics, the actual bonus opportunity amount will be based on a sliding scale for achievement attained in between specified levels and can be met individually, although for any single metric no amount will count towards the bonus opportunity unless, at a minimum, the “threshold” achievement level is attained for that metric.
     For the second half of fiscal year 2008, the achievement of financial metrics within the context of the approved 3Bonus Program was calculated by management and presented for review by the Committee. Based on the relative influence of H3C, the Committee believed that the resulting payouts of 130% for Messrs. Mao, Zager and Goldman would have over-compensated these Executives when considering 3Com’s overall performance during the second half of fiscal year 2008. Therefore, the Committee exercised its discretion to reduce the payout amounts to better coincide with performance. As shown in the table below, the Committee determined that a bonus payout of 100% of the target incentive for these Executives was appropriate. Similarly, the Committee exercised its discretion to reduce the payout amount for Mr. Dechant from 75% to 50% to better coincide with his individual performance and the performance of the business unit for which he was responsible. The Committee determined that no adjustments to the percentage payout result for Dr. Zheng was warranted based on his performance in comparison to the established goals.

	First Half FY2008		Second Half FY2008
	Payout	Actual	Payout	Actual
Officer	Percentage	Payout	Percentage	Payout
Mao	NA	NA	100%	$56,831 [1]
Masri	100%	$325,000	NA	NA
Zager	100%	$113,661	100%	$130,000
Halsted	100%	$35,430	NA	NA
Dechant
3Bonus	91%	$107,949	50%	$59,313
Q1 Sales Bonus[2]	120%	$22,714	NA	NA
Goldman	100%	$121,875	100%	$121,875
Zheng[3]	NA	NA	150%	$86,364

[1]	Prorated based on employment dates and/or target bonus percentages.

[2]	Sales bonus paid based on 70% Division Revenue, 20% Division Direct Sales Margin and 10% Division Gross Margin.

[3]	Reflects payment against 50% of his semi-annual bonus target.
     For the first half of fiscal year 2009, the Committee again set financial goals, each of which can be met individually and independent of attainment of other metrics. For Messrs. Mao, Zager and Goldman and Dr. Zheng (noting that Dr. Zheng’s bonus under these criteria constitutes only 50% of his overall opportunity, the other 50% being tied to previously-determined calendar year 2008 H3C annual goals as discussed above), the Committee retained the specified equally-weighted financial goals for: (1) consolidated revenue, (2) consolidated non-GAAP operating profit and (3) consolidated cash from operations. The Committee believes that the business plan is challenging to achieve given the complex and competitive nature of 3Com’s business environment.
H3C Cash Incentive Bonus
     For H3C calendar fiscal year 2007, the Committee determined that it was in the Company’s best interest to emphasize Dr. Zheng’s focus on the performance of H3C. Accordingly, Dr. Zheng was not a participant in the 3Bonus Program through the end of 3Com’s first half fiscal 2008 and was instead aligned with the H3C business unit of the Company as a participant in the H3C Cash Incentive Bonus Program. However, as indicated above, Dr. Zheng was included in the 3Bonus program for second half of 3Com’s fiscal year 2008 and the H3C Cash Incentive Bonus Program, as it applies to Dr. Zheng, was subsumed as a segment plan under the 3Bonus program effective January, 2008. Under his employment agreement, Dr. Zheng’s annual bonus opportunity for calendar year 2007 through the term of his agreement is approximately 67% of his current base salary.
     The H3C Cash Incentive Bonus Program, which was implemented prior to 3Com’s March 29, 2007 acquisition of the remaining 49% of H3C, was based on a set pool of available earnings under H3C’s financial plan for calendar year 2007. The Committee approved a regular annual bonus payment for calendar year 2007 of $309,100 for Dr. Zheng, reflecting 138% of his total target annual bonus opportunity. The bonus amount was determined based on a variety of factors but primarily based on the Committee’s review of the high level of achievement against H3C’s financial plan for H3C’s fiscal year 2007. The Committee also considered Dr. Zheng’s contribution and individual performance. While the first part of the calendar year 2007 performance period for which this bonus was determined overlaps with 3Com’s fiscal year 2007, this entire bonus amount is included in the “Summary Compensation Table” in the “Executive Compensation” section in this Proxy Statement.

     Long-Term Incentives. Executives’ compensation mix emphasizes long-term incentives, particularly in the form of equity incentives which reinforce team performance and ties wealth accumulation to overall Company and stock performance. The Committee believes that equity compensation most directly links Executive and stockholder interests. Equity compensation is normally targeted for each Executive at the 65th percentile of the peer group in order to attract, retain and reward qualified Executives in a market that competes intensely for Executive talent. The Committee, with the assistance of its Compensation Consultants, determines Executive equity grants by reviewing a composite set of data which includes valuation estimates of disclosed grants made by 3Com’s peer group, individual history, internal comparisons, potential incremental share dilution, and the FAS123(R) costs associated with equity grants.
     3Com’s equity incentives at the Executive level, which are usually granted on an annual basis as part of a broader Company equity program, are typically in the form of stock options with time-based vesting and/or restricted stock (or restricted stock units) with time-based vesting. In fiscal year 2008 and in accordance with 3Com’s policy for granting equity awards, grants to Executives already employed by the Company were effective on the first Tuesday of the month that immediately follows the month in which grants are approved; grants to newly hired Executives were effective on the first Tuesday of the month that immediately followed the month in which they started. At management’s request, for administrative convenience, the Committee changed the grant date policy from “first Tuesday” to the fifth NASDAQ trading day following the month of either start date (in the case of new hires) or approval (in the case of existing employees). Stock options are issued at an exercise price equal to the closing price of the Company’s common stock on the effective date of the grant and typically vest in equal annual installments over four years. Stock options are utilized to most directly link Executives’ wealth accumulation to stockholder value appreciation. Restricted stock with time-based vesting is typically issued as both a means to tie the potential for value appreciation of the Executive’s holdings to stockholder interests and to assist in the retention of Executives by efficiently providing some certainty of value of the holdings if they remain with the Company over the vesting period. Grants of restricted stock-based equity typically vest either annually or semi-annually in two or three year increments in accordance with competitive practice and depending on the circumstances of the grant.
     The Committee has not granted nor does it intend in the future to grant, equity awards to Executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.
     For fiscal year 2009, in recognition of the imperative of aligning Executive compensation with shareholder value creation, and to better balance the Company’s need to both incent and retain key Executives, the Company altered its predominantly restricted stock-based approach, as reflected in grants issued to Executives earlier in fiscal year 2008, to one that combines a mix of stock options and restricted stock or restricted stock units, as reflected in grants issued to Executives later in fiscal year 2008. The Committee believes that stock options that vest over time most effectively deliver “pay for performance” as it relates to equity value creation by rewarding Executives only to the extent they drive sustainable value appreciation in the Company’s stock. The Committee also believes that the use of restricted stock in the equity mix recognizes competitive market trends, and balances stock options’ incentive value against the more certain retentive value of restricted stock. In addition, restricted stock may be a more efficient vehicle with respect to 3Com’s equity plan share reserves and overall dilution, because generally fewer shares are needed to retain and motivate 3Com Executives and other employees than is the case with stock options.

Long-Term Incentives for Existing Executives
     The need to hire, retain and motivate Executives in the current competitive environment of the high technology industry and the unique demands of the integration of H3C and other organizational and structural challenges facing the Company were heavily considered in determining the size, timing and frequency of the fiscal year 2008 grants to Executives. The Committee also considered the appropriate mix of equity vehicles to drive share price growth and promote Executive attraction and retention, especially in turnaround situations, as tends to be the case with stock options and restricted share-based equity respectively. In addition, the Committee analyzed the current expected value and various stock price appreciation scenarios of the possible awards, the incentive value of prior awards to the recipients, the Executive’s target compensation in the context of relevant market data, the Executive’s retention risk (particularly in light of the unusually high executive turnover at 3Com), the relative roles and contributions of the Executives in the previous 12-month period and expectations for the near future, and the FAS123(R) costs of possible awards.
     In consideration of the factors described above, the Committee determined to grant awards to Messrs. Goldman and Dechant at levels between the 50th and 65th percentiles of the peer group as part of the broader Company equity program, for which grants were issued on the first Tuesday of September, 2007 (see “Grants of Plan-Based Awards in 2008 Fiscal Year” table in the “Executive Compensation” section in this proxy statement). Mr. Masri did not receive a grant during this timeframe consistent with the Committee’s intent when it approved a three-year telescoping grant as a part of Mr. Masri’s employment agreement in September, 2006. Mr. Zager, who joined the company in June, 2007 and received a new-hire grant at that time, also did not receive a grant during this timeframe.
     In April, 2008, in view of the replacement of 3Com’s CEO and the hiring of a new President and Chief Operating Officer and following the termination of the intended acquisition of 3Com by affiliates of Bain Capital Partners, all of which created significant organizational uncertainties, the Committee resolved to accelerate the fiscal year 2009 annual equity grants to some Executives. This was done as a means of emphasizing retention at a critical inflection point for the Company and to implement a more diverse equity mix designed to better align with shareholder value creation. The Committee approved grants reflecting a combination of stock options and restricted stock with time-based vesting to Mr. Zager, at slightly below the 65th percentile of similar positions within the peer group, and Mr. Goldman, at slightly above the 65th percentile of similar positions within the peer group. A modest grant of restricted stock with time-based vesting was issued to Mr. Dechant, well below the 50th percentile. These grants were issued in May, 2008 (see “Grants of Plan-Based Awards in 2008 Fiscal Year” table in the “Executive Compensation” section in this proxy statement). As with the previously described awards, the Committee analyzed the current expected value and various stock price appreciation scenarios of the possible awards, the incentive value of prior awards to the recipients, the Executive’s target compensation in the context of relevant market data, the Executive’s retention risk, the relative roles and contributions of the Executives in the previous 12-month period and expectations for the near future, and the FAS123(R) costs of possible awards. The differential in grants to each Executive reflects the Committee’s assessment of each of these factors, but particularly those of performance, scope of role, and level of contribution. The grants vest semi-annually over two years in recognition of the industry and organizational challenges in the wake of a leadership transition facing the Company at this time.
     In lieu of 3Com equity for both fiscal and calendar year 2008, the Committee determined to include Dr. Zheng in H3C’s long-term incentive (“LTI”) plan for both calendar years 2007 and 2008. Overall, the Committee seeks to balance the elements of Dr. Zheng’s compensation with elements reliant on H3C performance and those reliant on overall Company performance. In view of the criticality of the H3C business to the Company’s value and potential, the Committee decided that it was important to align Dr.

Zheng with that business for this aspect of his compensation. The Committee determined a payout under the calendar year 2007 LTI plan of $500,000 based on its assessment of a variety of factors, including achievement against established business performance metrics for H3C’s fiscal year 2007 with emphasis on fourth quarter achievement. The Committee also considered Dr. Zheng’s contribution and individual performance during calendar year 2007.
     The Committee approved a calendar year 2008 LTI plan for H3C designed to retain, motivate and incent eligible H3C employees in which Dr. Zheng is eligible to participate. The plan will be funded by 10% of H3C’s earnings before interest and taxes (“EBIT”) for calendar year 2008 and earned as of the end of that year. The Committee believes that this structure encourages focus on increasing the profitability of H3C and complements the 3Bonus program, which focuses on other financial measures. The pool will be distributed among eligible participants at H3C, subject to Committee approval of the distribution to Dr. Zheng, and will be paid 50% in 2009 and 50% in 2010, subject to continued employment.
Long-Term Incentives for New Hires
     In April 2008, the Company entered into an employment agreement with Mr. Mao to succeed Mr. Masri as Chief Executive Officer of the Company. The terms of that agreement included a grant of two million stock options and one million five hundred thousand restricted shares, all of which were to be effective as of May 6, 2008, the first Tuesday of the month following his start date in accordance with the Company’s equity grant policy in effect at the time. On May 30, 2008, Mr. Mao cancelled these restricted shares and the Committee approved the issuance of a grant of restricted stock units in the same amount. This followed an agreement between Mr. Mao and 3Com that his initial grant should be in the form of restricted stock units rather than shares to facilitate easier and more efficient administration given Mr. Mao’s residence in China. The restricted stock units are subject to annual vesting over three years on each anniversary of May 6, 2008, the original grant date of the restricted shares. The Committee believes that the combination of the stock options and the restricted share-based equity best balanced the need to attract and secure the Company’s new Chief Executive Officer and the imperative of incenting shareholder value creation.
     Relative to the Board’s direction to establish a succession plan to promote orderly management transition, the Committee approved acceleration of certain equity grants to Mr. Mao under certain circumstances set forth in his employment agreement. Specifically, the equity grants to Mr. Mao under the terms of his employment agreement will be accelerated in full if he is involuntarily terminated without Cause or resigns for Good Reason (as those terms are defined in his employment agreement) after April 29, 2009; if such termination is after December 31, 2009, any equity grants to Mr. Mao made in fiscal year 2009 will also be accelerated in full. The Committee approved the acceleration to allow Mr. Mao the full benefit of initial equity grants in the event the Board chooses to accelerate the succession plan it contemplated with the simultaneous hiring of Mr. Mao as Chief Executive Officer and another individual as President and Chief Operating Officer. Such acceleration in such circumstances was regarded as appropriate in recognition that Mr. Mao’s new hire grants were at the lower end of the peer group range for new chief executive officers, based on peer group data provided by DolmatConnell & Partners, due in part to the limitation of 3Com’s equity plan share reserves.
     Perquisites and Other Benefits. Historically, the Company has made available to Executives benefits that are available to other employees of the Company. Executives are entitled to participate on the same basis and in the same medical, dental, vision, disability, life insurance, and other plans and programs made available to other full time employees in the applicable country of residence. The Company also provides certain additional perquisites that the Company and the Committee believe are reasonable and consistent with its overall compensation program to enable the Company to attract and retain qualified individuals for certain

Executive positions. Specifically, Mr. Masri, pursuant to his employment agreement, was entitled to receive a maximum of $15,000 for legal and tax expenses incurred in connection with the negotiation, preparation and execution of his employment agreement, $10,000 of which was incurred in the negotiation of his employment agreement and $5,000 of which was incurred in the negotiation of his severance agreement. Mr. Mao received $15,000 for legal expenses incurred in the negotiation of his employment agreement. 3Com also purchases and maintains a $10,000,000 life insurance policy for the benefit of the Chief Executive Officer (or his estate) throughout the term of his employment, with a maximum annual premium of $30,000. Mr. Masri was also given access to an apartment leased near H3C’s headquarters in Hangzhou, China, for use by himself and his immediate family members.
     The Committee has approved perquisites for other Executives on a case-by-case basis, as the situation requires, including expenses and tax equalization associated with Mr. Mao’s assignment in China, as well as access to a car and driver.
     The Company has a 401(k) tax-qualified retirement savings plan pursuant to which all U.S.-based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amounts prescribed by the Internal Revenue Service. The Company will match 3% of the amount contributed by the employee. The Company matching contributions vest annually in thirds through the first three years of employment with 3Com and are fully vested thereafter. Participants in the Company’s 401(k) plan direct their own investments, which does not include Company stock. Other than these generally available plans, there are no other deferred savings plans in which the Executives participate.
     The Compulsory Social Insurance Plan is the only pension plan that 3Com sponsors, and is a PRC-government-mandated plan that applies to all employees of H3C resident in the PRC. H3C cannot exercise discretion with respect to amounts it contributes to Dr. Zheng or any of its employees, but instead must make contributions required by Chinese regulations.
     Attributed costs of the personal benefits described above for the Executives for the fiscal year ended May 30, 2008, are included in the column entitled “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2008” table in this proxy statement.
Severance and Change of Control Benefits
     Consistent with market practice as reviewed and reported on by the Committee’s Compensation Consultants and to retain and promote focus of 3Com’s management team, the Executives are covered by arrangements which specify payments in the event the Executive’s employment is terminated under certain circumstances, including instances of constructive discharge resulting in the Executive’s resignation for certain specified reasons. Messrs. Zager, Goldman and Dechant and Dr. Zheng are each subject to the terms of the Company’s Section 16 Officer Severance Plan (the “Plan”) and the corresponding form of Severance Benefits Agreement. This Plan and form agreement were most recently updated and approved by the Committee in September 2006 in consultation with Pearl Meyer & Partners and the recommendation of the then-current Chief Executive Officer. The Committee determined that payment of a year’s salary, a pro ration of actual earned incentive bonus, and a modest amount of equity acceleration was appropriate in the event of involuntary termination or resignation with Good Reason (as that term is defined in the Plan), in order to provide a level of security to the Company’s Executives consistent with that of the Company’s peer group. Note that Dr. Zheng is entitled to severance benefits if he is terminated without a “Valid Reason” (as that term is defined in his employment agreement) that include a payment equal to one month of his base salary per year of service with the Company, and an additional 12 months of base salary. Dr. Zheng’s benefits under the Section 16 Officer Severance Plan, his Severance Benefit Agreement or his Management Retention

Agreement shall be offset and reduced by some of the specific severance benefits for which he is eligible under his employment agreement.
     Mr. Halsted became entitled to the severance benefits described above in connection with his termination as of July 28, 2007, and Mr. Dechant became entitled to them in connection with his termination as of June 30, 2008. In addition, Mr. Halsted received a special bonus of $35,000 in July 2007 in recognition of his efforts during the Company’s transition to a new Chief Financial Officer.
     Mr. Masri received severance upon the termination of his employment on April 28, 2008, under the terms of the employment agreement entered into at the time of his hiring. Mr. Masri received severance benefits including a payment of $1,300,000 representing one year’s base salary and one year’s target annual incentive, accelerated vesting of 166,667 shares of restricted stock, accelerated vesting of a total of three million stock options as well as an extended exercise period through October 11, 2008, fully-paid health benefits for up to 18 months, and fully-paid life insurance premiums for up to 12 months. His severance agreement includes a general release as well as certain non-competition and non-solicitation covenants.
     In fiscal year 2008, DolmatConnell & Partners re-examined these severance arrangements and concluded that they were at the low end of the range among the Company’s peer group, but were appropriate as part of the overall compensatory packages of 3Com’s Executives.
     The Committee also determined that enhancing the severance payments and equity acceleration in connection with a Change of Control of the Company (as those terms are defined in the Company’s forms of Management Retention Agreement) is appropriate in view of the need to stabilize the executive team at the time of any anticipated Change of Control and to offer security to Executives at a time of potential organizational change. In the event of termination without “Cause” or resignation for “Good Reason” (as those terms are defined in the Section 16 Officer Severance Plan and the forms of Management Retention Agreements) in connection with a “Change of Control” (as such term is defined in the Section 16 Officer Severance Plan and the forms of Management Retention Agreements), these Executives also receive acceleration of all outstanding equity and payment of a year’s target bonus amount and continued coverage of employee benefits for a period not to exceed 2 years. The Committee believes that conditioning Change of Control benefits on the “double trigger” of both altered control and termination avoids a windfall payment to the Executive. The gross-up protection for current Executives other than the Chief Executive Officer is limited to circumstances where the “parachute payments” would be greater than 3.59 times the “base amount” as those terms are defined by applicable tax regulations.
     3Com’s Chief Executive Officer is entitled to severance benefits at a higher level than other Executives, consistent with the practice of 3Com’s peer group. If he is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in his employment agreement) not in connection with a “Change of Control,” (as such term is defined in his employment agreement), the severance benefits include 12 months of base salary plus the payment of Mr. Mao’s target annual cash incentive for the year in which the termination occurs, 12 months of accelerated vesting of outstanding equity awards (other than performance-based restricted share-based awards), plus the special acceleration in certain circumstances described above, and up to 18 months of reimbursement for premiums paid under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). He is also entitled to an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option or 90 days provided for in the Company’s 2003 Stock Plan to the earlier of the expiration of the stock option or 165 days, as well as continuation for up to one year of the life insurance policy in effect at the time of his termination. If such termination is in connection with a Change of Control, Mr. Mao is entitled to severance benefits including two years of base salary, the payment of two times his annual cash incentive for the year in which the termination occurs, full vesting of outstanding equity awards (other than performance-based awards), up to 18 months of reimbursement for premiums paid for COBRA coverage, an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option or 90 days provided for in the Company’s 2003 Stock Plan to the earlier of the expiration of the stock option or 165 days, and continuation for up to one year of the life insurance policy in effect at the time of his termination.
     In accordance with prevailing practice as reported by DolmatConnell & Partners to the Committee in the context of its review of Mr. Mao’s compensation arrangements at the time of his hiring, Mr. Mao is also entitled to full gross-up payments for excise taxes owed in connection with any “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, provided that the Company may elect not to make such payments in certain instances including if they would not significantly benefit Mr. Mao.
     Each Executive is required to execute a general release and is subject to certain restrictive covenants in connection with the receipt of any severance benefits, generally including non-solicitation of employees, non-competition and non-disparagement covenants.
Impact of Tax and Accounting Treatment
     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation of more than $1 million paid to the corporation’s Chief Executive Officer and three other most highly compensated Executives, excluding the Chief Financial Officer. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee has reviewed 3Com’s 3Bonus Program and has weighed the benefits of compliance against the burdens. While the Committee’s intent is to maximize the deductibility of Executive compensation to the extent reasonable, the Committee has chosen not to qualify the 3Bonus Program at this time in order to maintain flexibility. The Committee believes that any loss of deductibility will not be material to 3Com’s results and that the burdens of compliance outweigh the benefits. 3Com’s stock option plans, however, are designed to comply with Section 162(m), so stock option grants under the plans are generally tax deductible upon exercise.
COMPENSATION COMMITTEE REPORT
     We, the Compensation Committee of the Board of Directors of 3Com Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, the Company’s Annual Report on Form 10-K for the year ended May 30, 2008.
Compensation Committee:
Gary T. DiCamillo, Chair
Dominique Trempont

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table contains information concerning the compensation of (1) our current Chief Executive Officer, who also served in such capacity during fiscal year 2008, (2) our former Chief Executive Officer, who served in such capacity during fiscal year 2008, (3) our current Chief Financial Officer, who also served in such capacity during fiscal year 2008, (4) our former Chief Financial Officer, who served in such capacity during fiscal year 2008, and (5) our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008.
Summary Compensation Table

									Change in
									Pension Value
									and
							Non-Equity		Nonqualified
					Stock	Option	Incentive Plan		Deferred		All Other
Name and Principal	Fiscal				Awards	Awards ($)	Compensation		Compensation		Compensation
Position	Year	Salary ($)	Bonus ($)		($) (1)	(1)	($)		Earnings ($)		($)		Total ($)
Robert Y. L. Mao	2008	32,500	—		85,808	532,493 (3)	56,831	(4)	—		33,645	(5)	741,277
Chief Executive Officer (2)	2007	239,529	—		—	531,018 (6)	91,100	(7)	—		980,060	(8)	1,841,707

Edgar Masri	2008	617,500	—		1,000,170	6,375,498	325,000	(10)	—		1,784,026	(11)	10,102,194
Former President and Chief Executive Officer (9)	2007	510,068	—		546,099	3,482,252	391,637	(12)	—		56,442	(13)	4,986,498

Jay Zager	2008	361,539	200,000	(15)	304,649	191,183	243,661	(16)	—		9,602	(17)	1,310,634
Executive Vice President and Chief Financial Officer (14)

Donald M. Halsted, III	2008	67,308	—		385,092	369,476	—		—		536,180	(19)	1,358,056
Former Executive Vice President and Chief Financial Officer (18)	2007	350,000	—		1,031,299	424,086	176,254	(20)	—		6,737	(21)	1,988,376

Robert Dechant	2008	352,692	—		453,921	465,151	189,976	(23)	—		8,309	(24)	1,470,049
Former Senior Vice President and General Manager, Data and Voice Business Unit (22)	2007	314,583	—		245,745	664,079	208,463	(25)	—		10,923	(26)	1,443,793

Neal D. Goldman	2008	375,000	—		710,497	373,160	243,750	(27)	—		8,650	(28)	1,711,057
Executive Vice President, Chief Administrative and Legal Officer and Secretary	2007	375,000	50,000	(29)	1,184,636	482,233	188,844	(30)	—		6,600	(31)	2,287,313

Dr. Shusheng Zheng	2008	327,816	—		261,044	—	895,464	(33)	2,664	(34)	36,925	(35)	1,523,913
Executive Vice President, Chief Operating Officer, H3C (32)	2007	176,866	—		42,312	—	2,790,411	(36)	3,490	(37)	—		3,013,079

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R (disregarding forfeiture assumptions), which may include amounts from awards granted during and prior to fiscal year 2008. The assumptions used to calculate the value of awards are set forth in the notes to the consolidated financial statements of the Company included in 3Com’s Annual Report on Form 10-K for the fiscal year ended May 30, 2008 filed with the SEC on July 25, 2008. See the “Grants of Plan-Based Awards in 2008 Fiscal Year” table in this proxy statement for a detailed description of stock and option awards granted during fiscal year 2008. Mr. Masri forfeited 6,000,000 unvested stock options and 166,666 shares of restricted stock on his termination date. Mr. Halsted forfeited 575,000 unvested stock options and 262,500 shares of restricted stock on his termination date.

(2)	Mr. Mao was hired as 3Com’s Chief Executive Officer (CEO) on April 30, 2008. Prior to his appointment as CEO, Mr. Mao served as a (non-employee) Director on 3Com’s Board of Directors from March 23, 2007 to April 28, 2008 and he continues to serve on 3Com’s board. From August 18, 2006 to March 23, 2007 Mr. Mao was employed by 3Com as Executive Vice President, Corporate Development. Except for the columns “Stock Awards” and “Option Awards,” the amounts reported in this table are in connection with Mr. Mao’s employment with the Company and are not related to his service as a non-employee director. Please see the “Director Compensation” section in this Proxy Statement for details of compensation paid to Mr. Mao in connection with his service on our Board of Directors.

(3)	Consists of the fiscal year 2008 FAS123R expense for Mr. Mao’s employee grants of $468,827 and (non-employee) Director grants of $63,666.

(4)	Represents Mr. Mao’s semi-annual pro-rated cash incentive payment for the second half of fiscal year 2008.

(5)	Consists of $15,000 reimbursement for legal expenses incurred in connection with the negotiation, preparation, and execution of Mr. Mao’s employment agreement and $18,645 for car and driver service, comprised of $4,986 monthly expense for May 2008 and a two-year contract deposit of $13,659. While Mr. Mao is entitled to a tax equalization compensation payment, the final amount of this compensation is determined at the end of the calendar year and is therefore not determinable at this time. Such amount will be reported in the next report requiring Mr. Mao’s compensation to be disclosed, provided the amount has been determined at the time of such filing.

(6)	Consists of the fiscal year 2007 FAS123R expense for Mr. Mao’s employee grants of $519,649 and (non-employee) Director grants of $11,369. Mr. Mao forfeited 750,000 unvested stock options upon his termination as an employee on March 23, 2007.

(7)	Represents Mr. Mao’s first-half fiscal year 2007 3Bonus payment for Mr. Mao’s employment as Executive Vice President, Corporate Development.

(8)	The amount reported consists of (a) severance payments including (i) one year of annualized base salary at $400,000 and one year of target bonus at $400,000, (ii) the estimated aggregated monthly company-paid premiums of $18,569 for health, dental, or vision coverage beginning on Mr. Mao’s termination date and continuing for an 18-month period and (iii) estimated company-paid premiums for continued coverage under basic term life insurance of $4,500 for an 18-month period, (b) $25,594 in expatriate allowances, and (c) $131,397 in company paid expatriate tax cost and associated gross-up. Actual payments under subsections (ii) and (iii) above were less than originally estimated and reported in last year’s proxy statement due to Mr. Mao’s hiring in April 2008 as our Chief Executive Officer. For convenience of reference, we have retained the estimated amounts in this Proxy Statement.

(9)	Mr. Masri’s employment as President and Chief Executive Officer terminated on April 29, 2008.

(10)	Represents Mr. Masri’s first-half fiscal year 2008 3Bonus payment.

(11)	Consists of company matching contributions to Mr. Masri’s 401(k) plan of $8,650, term life insurance premiums provided for under Mr. Masri’s employment agreement of $30,600, and $3,063 company-paid housing in China for use by Mr. Masri’s family. Also included are severance payments including (a) one year of annualized base salary at $650,000 and one year of target bonus at $650,000, (b) the estimated reimbursement for premiums for 18 months of health, dental, or vision coverage under COBRA in the amount of $31,312 beginning on Mr. Masri’s termination date and continuing for an 18-month period, (c) estimated life insurance premiums of $20,400 for one year for the life insurance policy in effect at the time of his termination, and (d) $390,001 reflecting the value of twelve months of accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on his termination date of April 29, 2008 and the closing stock price of $2.34 on April 29, 2008.

(12)	Consists of Mr. Masri’s first-half fiscal year 2007 3Bonus payment of $148,054 and second-half fiscal year 2007 3Bonus payment of $243,583.

(13)	Consists of term life insurance premiums and tax gross-ups related to the payment of these premiums of $34,842 provided for under Mr. Masri’s employment agreement, company matching contributions to Mr. Masri’s 401(k) plan of $11,600, and $10,000 reimbursement for legal expenses incurred in connection with the negotiation, preparation, and execution of Mr. Masri’s employment agreement.

(14)	Mr. Zager joined the Company as Executive Vice President and Chief Financial Officer on June 23, 2007.

(15)	Represents a sign-on bonus paid to Mr. Zager under the terms of his employment arrangements.

(16)	Consists of Mr. Zager’s pro-rated first-half fiscal year 2008 3Bonus payment of $113,661 and second-half fiscal year 2008 3Bonus payment of $130,000.

(17)	Represents company matching contributions to Mr. Zager’s 401(k) plan.

(18)	Mr. Halsted’s incumbency in the position of Executive Vice President and Chief Financial Officer terminated on June 22, 2007 and his employment with the Company terminated on July 28, 2007.

(19)	Consists of severance payments including (a) one year of annualized base salary of $350,000, (b) earned pro-rated first-half fiscal year 2008 3Bonus of $35,430, and (c) $150,750 reflecting the value of six months of accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on his termination date of July 27, 2007 and the closing stock price of $4.02 on that date.

(20)	Consists of Mr. Halsted’s first-half fiscal year 2007 3Bonus payment of $91,000 and second-half fiscal year 2007 3Bonus payment of $85,254.

(21)	Represents company matching contributions to Mr. Halsted’s 401(k) plan of $6,737.

(22)	Mr. Dechant’s employment terminated on June 30, 2008.

(23)	Consists of Mr. Dechant’s first quarter fiscal year 2008 sales incentive compensation payment of $22,714, his first-half fiscal year 2008 3Bonus payment of $107,949, and his second-half fiscal year 2008 3Bonus payment of $59,313.

(24)	Represents company matching contributions to Mr. Dechant’s 401(k) plan.
(25)	Consists of Mr. Dechant’s fiscal year 2007 sales incentive compensation of $68,250, his first-half fiscal year 2008 3Bonus payment of $78,000, and his second-half fiscal year 2008 3Bonus payment of $62,213.

(26)	Represents company matching contributions to Mr. Dechant’s 401(k) plan.

(27)	Consists of Mr. Goldman’s first-half fiscal year 2008 3Bonus payment of $121,875 and second-half fiscal year 2008 3Bonus payment of $121,875.

(28)	Represents company matching contributions to Mr. Goldman’s 401(k) plan.

(29)	Represents a bonus paid to Mr. Goldman in August 2006 in recognition of his leadership throughout the Chief Executive Officer transition that occurred at that time.

(30)	Consists of Mr. Goldman’s first-half fiscal year 2007 3Bonus payments of $97,500 and second-half fiscal year 2007 3Bonus payment of $91,344.

(31)	Represents company matching contributions to Mr. Goldman’s 401(k) plan.

(32)	Payments to Dr. Zheng are made in Chinese Renminbi (RMB). The amounts in this table are denoted in U.S. Dollars (USD) based on a conversion rate reflecting the average of the daily conversion rates for each business day of fiscal year 2008 and 2007 for amounts reported for fiscal year 2008 and 2007, respectively, as quoted by Oanda.com. The conversion rate for fiscal year 2008 amounts is .13659 RMB to $1 USD and for fiscal year 2007 amounts is .1276 RMB to $1 USD.

(33)	Consists of Dr. Zheng’s calendar year 2007 H3C bonus plan payment of $309,100, second-half fiscal year 2008 3Bonus payment of $86,364, and calendar year 2007 long-term incentive plan payment of $500,000.

(34)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2008.

(35)	Reflects amount paid to Dr. Zheng for unused vacation time.

(36)	Consists of $118,040 reflecting the portion of Dr. Zheng’s calendar year 2006 bonus that was earned in 3Com’s fiscal year 2007 and $2,672,341 of earned payout under the H3C Equity Appreciation Rights Plan (H3C EARP), of which $1,062,451 was paid in May 2007, $603,735 was paid in April, 2008, and the remainder of which is to be paid over the following three years subject to Dr. Zheng’s continued employment on the payment dates. H3C operates on a calendar year basis, resulting in Dr. Zheng’s bonus being determined only for a portion of 3Com’s fiscal year 2007. The H3C EARP was discussed in more detail in the Compensation Discussion and Analysis section of our 2007 Proxy Statement.

(37)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2007.

     The following table shows all plan-based awards granted to the named executive officers during fiscal year 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table below.
Grants of Plan-Based Awards in 2008 Fiscal Year

										All Other
								All Other		Option		Grant Date
		Estimated Future Payouts Under						Stock		Awards:	Exercise	Fair Value
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Awards:		Number of	or Base	of Stock
		Awards (1)			Equity Incentive Plan Awards			Number of		Securities	Price of	and
								Shares of		Underlying	Option	Options
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Options (3)	Awards	Awards ($)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (2) (#)		(#)	($/Sh)	(4)
Robert Y. L. Mao	N/A	325,000	650,000	1,300,000
	5/6/2008							1,500,000	(5)			3,915,000
	5/6/2008									2,000,000 (6)	2.6100	2,084,600
Edgar Masri	N/A							—		—	—	—
Donald M. Halsted, III	N/A	N/A						—		—	—	—
Jay Zager	N/A	130,000	260,000	520,000
	7/3/2007							300,000	(6)			1,284,000
	5/6/2008							150,000	(8)			391,500
	7/3/2007									500,000 (6)	4.2800	781,000
	5/6/2008									400,000 (8)	2.6100	416,920
Neal D. Goldman	N/A	121,875	243,750	487,500
	9/4/2007							120,000	(7)			440,400
	5/6/2008							175,000	(8)			456,750
	5/6/2008									475,000 (8)	2.6100	495,093
Robert Dechant	N/A	118,625	237,250	474,500
	9/4/2007							130,000	(7)			477,100
	5/6/2008							50,000	(8)			130,500
Dr. Shusheng Zheng	N/A	109,272	218,544	437,088				—		—	—	—

(1)	Each of the named executive officers participated in 3Com’s 3Bonus Program in fiscal year 2008. In May 2007, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning June 2, 2007 and ending November 30, 2007 (first half). In November 2007, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning December 1, 2007 and ending May 30, 2008 (second half). The amounts shown under “Threshold” represent 50% of the annual 3Bonus target, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent 100% of target. The amounts shown under “Maximum” represent 200% of target. The total fiscal year 2008 payment to each named executive officer is provided in the “Summary Compensation Table for Fiscal Year 2008” table and is further described in the “Compensation Discussion and Analysis” section in this proxy statement. Amounts relating to Dr. Zheng are presented in USD based on a conversion rate of .13659 RMB to $1 USD reflecting the average of the daily conversion rates for each business day of fiscal year 2008, as quoted by Oanda.com. Note that within the H3C component of Dr. Zheng’s bonus program, which reflects 50% of his annual bonus opportunity, an additional target level is included that represents 64% of the target opportunity for this component, as described further in the “Compensation Discussion and Analysis” section in this proxy statement.

(2)	Represents grants of restricted stock or restricted stock units.

(3)	Options were issued with an exercise price equal to the fair market value on the date of grant, which is the closing price of the Company’s common stock as quoted on NASDAQ. The option will expire seven years from the date of grant.

(4)	Represents the total dollar fair market value on the grant date of the option. The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model. The grant date fair value of restricted stock is calculated by multiplying the closing price of the Company’s common stock as quoted on NASDAQ on the date of grant by the number of shares granted.

(5)	Represents shares of restricted stock originally granted in connection with Mr. Mao employment as the Company’s new Chief Executive Officer. On May 30, 2008, Mr. Mao cancelled these shares and the Compensation Committee approved a new grant of 1.5 million shares of restricted stock units (RSUs), which were granted on June 3, 2008 and which fell in our 2009 fiscal year. A discussion of this is included in the “Compensation Discussion and Analysis” section in this proxy statement.

(6)	These shares vest in four equal annual installments.

(7)	These shares vest in six equal semi-annual installments over three years.

(8)	These shares vest in four equal semi-annual installments over two years.

     The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2008.
Outstanding Equity Awards at 2008 Fiscal Year-End

				Option Awards			Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
				Equity						Awards:	Payout
				Incentive Plan					Market	Number of	Value of
				Awards:					Value of	Unearned	Unearned
	Number of			Number of			Number of		Shares or	Shares,	Shares,
	Securities		Number of	Securities			Shares or		Units of	Units or	Units or
	Underlying		Securities	Underlying			Units of		Stock That	Other	Other
	Unexercised		Underlying	Unexercised	Option	Option	Stock that		Have Not	Rights That	Rights That
	Options (#)		Options (#)	Unearned	Exercise	Expiration	Have Not		Vested	Have Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	Vested (#)		($)(10)	Vested (#)	Vested ($)
Robert Y.L. Mao (7)	19,875	(1)	59,625	—	3.9200	03/28/14	—		—	—	—
	12,500	(2)	12,500		3.9200	03/28/14
	0	(1)	2,000,000		2.6100	05/06/15
Edgar Masri	3,000,000	(1)	0	—	4.4500	09/05/13	—		—	—	—
	1,500,000	(1)	0		5.3400	09/05/13
	1,500,000	(1)	0		5.7850	09/05/13
Jay Zager	0	(1)	500,000	—	4.2800	07/03/14	300,000	(1)	756,000	—	—
	0	(3)	400,000		2.6100	05/06/15	150,000	(3)	378,000
Donald M. Halsted, III (8)	—		—	—	—	—	—		—	—	—
Neal D. Goldman	330,000	(1)	0	—	6.1900	09/29/10	500,833	(4)	1,262,099	—	—
	90,000	(1)	30,000		4.9900	07/26/11
	75,000	(1)	75,000		3.5800	07/01/12
	100,000	(1)	100,000		3.8900	11/11/12
	118,750	(1)	356,250		4.4500	09/05/13
	0	(3)	475,000		2.6100	05/06/15
Robert Dechant (9)	300,000	(1)	300,000	—	5.4700	05/02/13	112,500	(5)	283,500	—	—
	75,000	(1)	225,000		4.4500	09/05/13	108,333	(5)	279,999
							50,000	(3)	126,000
Dr. Shusheng Zheng	—		—	—	—	—	133,333	(6)	335,999	—	—

(1)	The total shares granted vest in four equal annual installments on the anniversary of the date of grant.

(2)	The total shares granted vest in two equal annual installments on the anniversary of the date of grant.

(3)	The total shares granted vest in four equal semi-annual installments from the date of grant.

(4)	The award granted on July 26, 2004 has performance-based vesting with a four year cliff, with 60,000 shares unvested at the 2008 fiscal year end. The award granted on July 1, 2005 has a three year vesting period, with 13,333 shares unvested at the 2008 fiscal year end. Another award granted on July 1, 2005 has performance-based vesting with a four year cliff, with 40,000 shares unvested at the 2008 fiscal year end. The award granted on September 5, 2006 vests semi-annually over 3 years, with 112,500 shares unvested at the 2008 fiscal year end. The award granted on September 4, 2007 vests semi-annually over 3 years, with 100,000 shares unvested at the 2008 fiscal year end. The award granted on May 6, 2008 vests semi-annually over 2 years, with 175,000 shares unvested at the 2008 fiscal year end.

(5)	The total shares granted vest in six equal semi-annual installments from the date of grant.

(6)	The total shares granted vest in three equal annual installments from the date of grant.

(7)	On May 30, 2008, Mr. Mao cancelled 1,500,000 shares of restricted stock originally granted to him in fiscal year 2008 in connection with his hire as the Company’s Chief Executive Officer. The Compensation Committee approved a new grant of 1.5 million shares of restricted stock units (RSUs), which were granted on June 3, 2008 and which fell in our 2009 fiscal year. A discussion of this is included in the “Compensation Discussion and Analysis” section in this proxy statement.

(8)	Mr. Halsted ceased to be our Chief Financial Officer on June 22, 2007 and his employment terminated on July 28, 2007.

(9)	Mr. Dechant’s employment terminated on June 30, 2008.

(10)	The market value of the Stock Awards is based on the closing market price of our common stock as of May 30, 2008, which was $2.52.

     The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2008.
Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting (#)	Vesting
Name	Exercise (#)	($)(2)	(1)	($)(2)
Robert Y. L. Mao	—	—	—	—
Edgar Masri	—	—	333,334	1,048,335
Jay Zager	—	—	—	—
Donald M. Halsted, III	112,500	70,929	75,000	306,375
Neal D. Goldman	—	—	163,333	654,057
Robert Dechant	—	—	96,667	341,776
Dr. Shusheng Zheng	—	—	66,667	164,667

(1)	Reflects restricted shares that vested in fiscal year 2008.

(2)	Calculated based on the market value of the underlying shares on the exercise date or the vesting date, as applicable.
     The following table sets forth the pension plan benefits provided to Dr. Zheng by H3C Technologies Co., Limited, our China-based subsidiary.
Pension Benefits

		Number of	Present	Payments
		years of	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)(1)	Benefit ($) (2)	($)
Dr. Shusheng Zheng	Compulsory Social	4.5	12,491	—
Insurance

(1)	Reflects H3C service from November, 2003 through June, 2008.

(2)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during his tenure with H3C. Such amounts were converted into U.S. dollars at a rate of .13659 RMB to $1 USD, reflecting the average of the daily conversion rates for each business day of fiscal year 2008, as quoted by Oanda.com.
     The Compulsory Social Insurance Plan is the only pension plan that 3Com sponsors, and is a PRC-government-mandated plan that applies to all employees of H3C resident in the PRC. H3C cannot exercise discretion with respect to amounts it contributes to Dr. Zheng or any of its employees, but instead must make contributions required by Chinese regulations.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
Employment Arrangements
     Set forth below is a summary of the employment arrangements with our currently-employed named executive officers listed in the “Summary Compensation Table for Fiscal Year 2008” table in this proxy statement and our current President and Chief Operating Officer. All of the employment arrangements described below (other than the agreement entered into with Dr. Zheng) are “at-will.” The individuals are: Robert Y. L. Mao, Ronald A. Sege, Jay Zager, Neal D. Goldman and Dr. Shusheng Zheng.
Robert Y. L. Mao
     On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Mao to become our new Chief Executive Officer. The terms of Mr. Mao’s employment with us include:
•	A base salary of $650,000 per year (the “Base Salary”);

•	Eligibility to receive a semi-annual cash incentive payment for the achievement of company and individual performance goals established by the Board of Directors or the Compensation Committee, with an annual target of 100% of base salary and with a guaranteed target payment for FY09 (the “Target Annual Incentive”);

•	An obligation of the Company to grant 7-year non-qualified stock options to purchase 2 million shares of the Company’s common stock at an exercise price equal to the closing price of our common stock on the first Tuesday of the month following the month in which Mr. Mao commences employment with us (the “First Tuesday Date”), which options will vest as to 25% of the underlying shares on each anniversary of the grant date over 4 years assuming Mr. Mao’s continued employment with us on each scheduled vesting date;

•	An obligation of the Company to grant 1.5 million shares of restricted stock units to Mr. Mao which restricted stock units will vest as to 33.33% on each anniversary of the First Tuesday Date over 3 years assuming Mr. Mao’s continued employment with us on each scheduled vesting date;

•	Purchase of term life insurance for the benefit of Mr. Mao in agreed-upon amounts;

•	Severance benefits for involuntary termination of Mr. Mao’s employment by us without cause, or Mr. Mao’s voluntary termination of his employment with us for good reason, other than in connection with a change in control, include:
•	Continued payment of Base Salary and Target Annual Incentive for the year in which the termination occurs, for 12 months, paid in accordance with the Company’s normal payroll practices;

•	12 months of accelerated vesting of outstanding equity awards (other than performance-based awards), provided that if the termination or resignation occurs after April 29, 2009, in addition, Mr. Mao’s initial grants described above shall fully vest and if such termination or resignation is after December 31, 2009, any grants made in calendar year 2009 shall also fully vest;

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Mao becomes eligible for similar coverage elsewhere;

•	Conversion of basic term life insurance in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer;

•	The foregoing is subject to the requirement that Mr. Mao sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement, (iii) a one-year non-competition agreement and (iv) a non-disparagement agreement; and

•	If additional taxes would result due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date.
•	Change of control severance benefits including:
•	Solely in the event that Mr. Mao is involuntarily terminated (other than for cause, death or disability) or voluntarily terminates his employment for good reason, in each case within three months prior to, or within twelve months following, a change of control, the following benefits apply:
•	Continued payment of Base Salary for 24 months, paid in accordance with the Company’s normal payroll practices;

•	Two payments, each equal to 100% of Target Annual Incentive for the year in which termination occurs, payable at the time bonuses are normally paid;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Mao becomes eligible for similar coverage elsewhere; and

•	Conversion of basic term life insurance in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.
•	The foregoing is subject to the requirement that Mr. Mao sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement, (iii) a one-year non-competition agreement and (iv) a non-disparagement agreement;

•	If additional taxes would result:
•	due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date; and

•	due to IRC Section 280G, the Company shall make payments to Mr. Mao sufficient to pay such taxes and additional payments to cover the taxes on the original payment itself.
•	Other benefits:
•	Specified travel and transit benefits.

•	Tax equalization. Acknowledging Mr. Mao’s intention to spend a significant time managing our operations in China, 3Com will pay the difference in taxes incurred as a result of Mr. Mao’s actual compensation and the amount he would have incurred had he performed all of his work in the United States, plus a gross-up payment on the additional payment to account for the additional taxes on such payment.

•	Tax preparation and legal fees up to a specified limit.
•	An agreement by Mr. Mao not to solicit employment for any employee of the Company, an agreement not to compete with the Company and an agreement not to disparage the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.
Ronald A. Sege
     On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Sege to become our new President and Chief Operating Officer. The terms of Mr. Sege’s employment with us include:
•	A base salary of $500,000 per year (the “Base Salary”);

•	Eligibility to receive a semi-annual cash incentive payment for the achievement of company and individual performance goals established by the Board of Directors or the Compensation Committee, with an annual target of 80% of base salary and with a guaranteed target payment for FY09 (the “Target Annual Incentive”);

•	As an inducement to his employment with us, an obligation of the Company to grant 7-year non-qualified stock options to purchase 2 million shares of the Company’s common stock at an exercise price equal to the closing price of our common stock on the first Tuesday of the month following the month in which Mr. Sege commences employment with us (the “First Tuesday Date”), which options will vest as to 25% of the underlying shares on each anniversary of the grant date over 4 years assuming Mr. Sege’s continued employment with us on each scheduled vesting date;

•	As an inducement to his employment with us, an obligation of the Company to grant 1 million shares of restricted stock to Mr. Sege on the First Tuesday Date, which restricted stock will vest as to 33.33% on each anniversary of the grant date over 3 years assuming Mr. Sege’s continued employment with us on each scheduled vesting date;

•	Purchase of term life insurance for the benefit of Mr. Sege in agreed-upon amounts;

•	Severance benefits for involuntary termination of Mr. Sege’s employment by us without cause, or Mr. Sege’s voluntary termination of his employment with us for good reason, other than in connection with a change of control, include:
•	Continued payment of Base Salary and Target Annual Incentive for the year in which the termination occurs, for 12 months, paid in accordance with the Company’s normal payroll practices;

•	12 months of accelerated vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Sege becomes eligible for similar coverage elsewhere; and

•	Conversion of basic term life insurance in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.

•	“Good reason” for Mr. Sege includes failure to appoint Mr. Sege as CEO of 3Com by April 30, 2011, or the appointment of a person other than Mr. Mao as CEO of 3Com.
•	Enhanced severance in this circumstance includes (x) full acceleration of unvested equity (other than performance-based awards) in the case of failure to appoint Mr. Sege as CEO by April 30, 2011 or the appointment of another as CEO after April 29, 2010 and (y) acceleration of 50% of unvested equity (other than performance-based awards) in the case of appointment of another as CEO prior to April 30, 2010.
•	The foregoing is subject to the requirement that Mr. Sege sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement and (iii) a non-disparagement agreement; and

•	If additional taxes would result due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date.
•	Change of control severance benefits including:
•	Solely in the event that Mr. Sege is involuntarily terminated (other than for cause, death or disability) or voluntarily terminates his employment for good reason, in each case within three months prior to, or within twelve months following, a change of control, the following benefits apply:
•	Continued payment of Base Salary for 24 months, paid in accordance with the Company’s normal payroll practices;

•	Two payments, each equal to 100% of Target Annual Incentive for the year in which termination occurs, payable at the time bonuses are normally paid;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Sege becomes eligible for similar coverage elsewhere; and

•	Conversion of basic term life insurance in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.
•	The foregoing is subject to the requirement that Mr. Sege sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement and (iii) a non-disparagement agreement;

•	If additional taxes would result:
•	due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date; and

•	due to IRC Section 280G, the Company shall make payments to Mr. Sege sufficient to pay such taxes and additional payments to cover the taxes on the original payment itself.
•	An agreement by Mr. Sege not to solicit employment for any employee of the Company and an agreement not to disparage the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.

Jay Zager
     On May 9, 2007, we entered into an offer letter agreement with Mr. Zager pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective June 23, 2007. The terms of the offer letter agreement include:
•	A base salary of $400,000 per year;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	A one-time signing bonus of $200,000;

•	An obligation of the Company to grant Mr. Zager stock options to purchase 500,000 shares of the Company’s common stock , which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	An obligation of the Company to grant 300,000 shares of restricted stock to Mr. Zager, which shares vest as to 25% on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	The severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”; and
An agreement by Mr. Zager not to solicit for employment any employee of the Company, and not to solicit customers of the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.
Neal D. Goldman
     On September 12, 2003, we entered into an offer letter agreement with Mr. Goldman pursuant to which he agreed to serve as the Company’s Senior Vice President Management Services, General Counsel and Secretary. Mr. Goldman’s title is currently Executive Vice President, Chief Administrative and Legal Officer and Secretary. The terms of the offer letter agreement include:
•	A base salary of $375,000 per year;

•	A one-time signing bonus of $300,000, with $150,000 paid within thirty days of Mr. Goldman’s start date and the remaining $150,000 paid one year after Mr. Goldman’s start date;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	An obligation of the Company to grant Mr. Goldman stock options to purchase 330,000 shares of the Company’s common stock, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date; and

•	An obligation of the Company to grant 20,000 shares of restricted stock to Mr. Goldman, which shares vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date.
Mr. Goldman is entitled to the severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”.
     Mr. Goldman has agreed (i) not to solicit for employment any employee of the Company during the term of his employment with the Company until the one year anniversary following termination of employment and (ii) not to solicit customers of the Company during the term of his employment with the Company until the date that is six months following termination of employment.
Dr. Shusheng Zheng
     On March 5, 2007, H3C Technologies Co., Limited, our China-based subsidiary, entered into an employment agreement with Dr. Shusheng Zheng, effective March 29, 2007, whereby Dr. Zheng would continue in his role as H3C’s Chief Operating Officer. The terms of the agreement include:
•	A term of two years, subject to early termination under certain conditions;

•	A base salary of RMB 2,400,000 per year;

•	Eligibility under H3C’s discretionary bonus plan, called the H3C Cash Incentive Bonus Program, to receive an annual cash incentive payment for the achievement of H3C and individual performance goals established by the Board of Directors or the Compensation Committee of 3Com, with an annual target of no less than RMB 1,600,000 per year;

•	Eligibility under a long-term incentive plan to be designed in the future payable on a discretionary basis in cash or 3Com equity, at 3Com’s discretion, for the achievement of H3C and individual performance goals established by the Board of Directors or the Compensation Committee of 3Com;

•	Participation in H3C’s senior executive benefits programs;

•	An obligation of the Company to grant 200,000 restricted stock units, or RSUs, under the Company’s 2003 Stock Plan, which RSUs vest as to one-third of the underlying shares on each anniversary of the grant date, assuming Dr. Zheng’s continued employment on each scheduled vesting date;

•	The change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits,” provided that such benefits are offset and reduced by some of the specific benefits described below; and

•	Entitlement to the following severance benefits:

•	If the Company terminates Dr. Zheng without valid reason, as defined in the agreement, he is entitled to:
•	a lump sum severance payment of one month’s base salary for each year of service with H3C, provided Dr. Zheng signs a release of claims and a non-disparagement agreement; and

•	vesting and payout of any remaining EARP shares;
•	In exchange for the non-hire and non-compete provisions in the final paragraph of this section, upon termination of employment a payment of one year of Dr. Zheng’s base salary at the time of termination of employment, payable in accordance with the Company’s regular payroll practices;

•	The severance benefits described below under the heading, “Severance and Change-of-Control Benefits”, provided that such benefits are offset and reduced by some of the specific benefits described above; and
•	An agreement by Dr. Zheng not to (i) work for a competitor, which is defined generally and also specifically to include several named competitors including Huawei Technologies, (ii) solicit to hire or hire, directly or indirectly, any 3Com or H3C employee, (iii) engage in business in competition with the business of 3Com or H3C with any client, customer, account, distributor or vendor, (iv) serve as a consultant, director, and the like of a competitor, (v) own any ownership interest in a competitor and/or (vi) participate in the organization or management of a competitor, in each case for a period of one year following the termination of employment.
Severance and Change-of-Control Benefits
     We provide severance benefits to each of our executive officers. Except for Messrs. Mao and Sege, whose severance benefits are contained in their respective employment agreements, these benefits are contained in a severance plan and accompanying severance benefits agreements. We also provide change-of-control benefits to each of our executive officers. Except for Messrs. Mao and Sege, whose change-of-control benefits are contained in their respective employment agreements, these benefits are contained in a management retention agreement (of which we have two forms). The material terms of these severance and change-of-control benefits are set forth below.
Severance Plans
     On September 11, 2006, the Board adopted an amended and restated Section 16 Officer Severance Plan and an Above Grade Severance Plan. These plans are identical and together cover all of the executives named above other than Messrs. Mao and Sege. Messrs. Mao and Sege’s severance benefits are described above under the summary of their respective employment arrangements. The plan contains the following provisions:
     Eligibility. Participants will only receive plan benefits upon involuntary termination of employment without cause or voluntary termination for good reason (as defined in the plan). The receipt of benefits is conditioned on signing, and complying with the terms of, a release agreement that includes (i) a non-solicitation provision prohibiting solicitation of employees, business opportunities, customers, distributors or vendors for one year following termination, (ii) a non-competition provision prohibiting direct or indirect competition for one year following termination and (iii) a non-disparagement provision.
     Severance Payments. Participants will receive:

•	One year of the participant’s annualized base salary as of the termination date; and

•	If earned, the participant’s incentive bonus for the bonus period in which the termination date occurs, pro-rated based on number of days worked during the bonus period.
Payments will be made through regular (bi-weekly) payroll and bonus payment practices, and will be subject to applicable withholding and reduced by severance benefits pursuant to any other contract with us.
     Health, Dental & Vision Benefits; Life Insurance. If elected, participants will receive continuation of coverage under health, dental, and vision insurance plans pursuant to COBRA and continuation of the company-paid portion of the premiums for the elected coverage under the plans until the earlier of: (i) one year from the termination date, or (ii) the date upon which the person becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). In addition, participants will receive continued coverage under basic term life insurance for the same period.
     Equity Compensation. Participants will receive:
•	Six months of accelerated vesting of outstanding equity subject to time-based vesting; and

•	Extension of the exercise period for vested stock options to the earlier of: (i) one hundred and sixty-five calendar days from the termination date; or (ii) the original term of the stock option grant.
     Tax Provision. Notwithstanding the foregoing, if we reasonably determine that Section 409A of the Internal Revenue Code will result in the imposition of additional taxes or penalties based on the payment of benefits within the first six months following the termination date, we will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six months and one day after the termination date.
     We enter into individual severance benefit agreements with our executives that provide a contractual basis for the severance benefits contained in these plans and continue once the individual is no longer an officer covered by these plans.
     Dr. Zheng has additional severance benefits described above under the description of his employment agreement, provided that the benefits described in this section are offset by any benefits he receives under his employment agreement.
Change-of-Control Benefits
     We have approved two forms of change-of-control benefits, which take the form of individual management retention agreements we execute with our executives. The first form applies to Mr. Goldman. The second form applies to Mr. Zager and Dr. Zheng, and is intended to apply to future executive officers of the Company. Messrs. Mao and Sege have change-of-control benefits in their respective employment agreements and therefore such benefits are described under the above descriptions.
     Following a qualifying event involving a change of control (as described below), benefits include:

•	A payment equal to 100% of such officer’s annual base salary and target annual bonus. Under the first form, the payment is in a lump sum; under the second form, the payments are payable in accordance with regular payroll practices;

•	A pro-rated bonus payment for the year in which the change-of-control occurs. Under the first form, the payment is paid in a lump sum and it is pro rated based on days in the year prior to the change-of-control event. Under the second form, the payment is made in accordance with regular payroll practices, is payable only on earned incentive bonus for the bonus period in which the termination date occurs (based on attainment of actual performance metrics) and is pro-rated based on days in the bonus period prior to the termination (unless the termination occurs prior to the change-of-control, in which case the pro-ration is based on the days in the bonus period prior to the change-of-control);

•	Continued coverage of employee benefits until the earlier of two years from the date of termination or when such officer receives comparable benefits from another employer;

•	Full accelerated vesting of equity compensation; and

•	Extension of the post-termination exercise period on stock options to the lesser of the original term of the option and one year (in the case of the first form) and 165 days (in the case of the second form).
     The foregoing benefits accrue only if the officer is terminated without cause, as described below, within three months prior to or twelve months following a “change of control” or if such officer voluntarily terminates for good reason, as described below, during such time period.
     “Cause” is defined to mean (i) an act of theft, embezzlement or intentional dishonesty by the executive in connection with his/her employment; (ii) the executive being convicted of a felony, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the executive has not substantially performed his/her duties, continued violations by the executive of the executive’s obligations to the Company which are demonstrably willful and deliberate on the executive’s part.
     “Good reason”, while defined differently between the forms, generally includes material reductions in duties, title, authority, responsibilities, facilities or perquisites, reduction of base salary, material reduction in aggregate level of employee benefits, relocation or constructive termination.
     A “change of control” means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all company assets; (iii) the consummation of a merger or consolidation of us where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; and solely in the case of the first form, (iv) a change in the composition of the Board during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above.

     If the benefits provided constitute a parachute payment under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the excise tax is at least 3.59 times the “base amount” under Section 280G, the officer shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payment. If the tax is less than 3.59 times the base amount, we may reduce the benefits to the extent necessary to avoid such tax. Solely with respect to the second form, if additional taxes would result due to Internal Revenue Code Section 409A, the Company will modify the payment schedule described above so that payments do not occur until the date that is six months and one day after the termination date.
     The benefits described above are conditioned on the executive signing a release of claims and a one-year non-solicitation clause. With respect to the second form, the executive must also sign a one-year non-competition agreement and abide by a non-disparagement clause.
Departures of Messrs. Masri, Dechant and Halsted
     In connection with their departures from the Company, as detailed in “Severance Tables” below, Messrs. Masri, Dechant and Halsted received the previously-disclosed severance benefits under their existing employment arrangements with 3Com Corporation.
Acceleration under Option Plans
     Options granted under the 2003 Stock Plan contain provisions pursuant to which outstanding options must either become fully vested and exercisable prior to a “change of control” transaction or must be assumed in the transaction, and all options terminate to the extent they are not assumed upon such “change of control” as defined in the 2003 Stock Plan. Similarly, awards of restricted stock granted under the 2003 Stock Plan contain provisions pursuant to which outstanding awards of restricted stock must either become fully vested prior to a “change of control” transaction or must be assumed in the transaction.
     Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a “transfer of control” transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such “transfer of control” as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.
     Options granted under the 1983 Option Plan, the 1994 Option Plan and the 2003 Stock Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee optionee is terminated without cause within 12 months after a “transfer of control” transaction.
     Options granted under the 3Com Corporation Director Stock Option Plan (the “Director Plan”) contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of us where we are not the survivor, or upon the sale of substantially all of our assets.

Severance Tables
     The following tables quantify the estimated payments and benefits that would be provided, or was provided, to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company.
Robert Y. L. Mao, Chief Executive Officer

					Benefits	Value of
					Continuation	Accelerated	Excise Tax
Reason	Salary($)		Bonus($)		($)	Equity($)	Gross-up ($)	Total($)
Course of Business — for Good Reason or Not for Cause	650,000	(1)	650,000	(2)	52,914 (3)	1,260,000 (4)	—	2,612,914
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	1,300,000	(5)	1,300,000	(6)	52,914 (7)	3,780,000 (8)	1,601,701 (9)	8,034,615

(1)	Represents one year of salary.

(2)	Represents on year target incentive bonus pursuant to Mr. Mao’s employment agreement.

(3)	Reflects company paid benefits continuation for 18 months and payment for the continuation of Mr. Mao’s term life policy for one (1) year pursuant to his employment agreement.

(4)	Reflects twelve months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.

(5)	Represents two years of base salary.

(6)	Represents two times Mr. Mao’s current target annual incentive bonus.

(7)	Reflects company paid benefits continuation for 18 months and payment for the continuation of Mr. Mao’s term life policy for one (1) year pursuant to his employment agreement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.

(9)	Represents the additional amount estimated to be payable to Mr. Mao to make him whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change of control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements.
Edgar Masri, Former President and Chief Executive Officer (1)

						Value of
					Benefits	Accelerated
Reason	Salary($)		Bonus($)		Continuation($)	Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	650,000	(2)	650,000	(3)	51,712 (4)	390,001 (5)	1,741,713

(1)	Represents the actual severance paid to Mr. Masri in connection with the termination of his employment on April 29, 2008.

(2)	Represents one year of salary.

(3)	Represents one year target incentive bonus pursuant to Mr. Masri’s employment agreement.

(4)	Reflects company paid benefits continuation for 18 months and payment for the continuation of Mr. Masri’s term life insurance policy for one (1) year pursuant to his employment agreement.

(5)	Reflects twelve months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on his termination date of April 29, 2008 and the closing stock price of $2.34 on April 29, 2008.

Jay Zager, Executive Vice President and Chief Financial Officer

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	400,000	(1)	130,000	(2)	66,716	(3)	283,500 (4)	880,216
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	400,000	(5)	390,000	(6)	137,860	(7)	1,134,000 (8)	2,061,860

(1)	Represents one year of base salary.

(2)	Represents estimated earned incentive bonus payment pursuant to Mr. Zager’s employment arrangements. The estimate represents one year of Mr. Zager’s current target annual incentive bonus pro-rated to six months of earned bonus (assuming 100% attainment for 2H FY2008).

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.

(5)	Represents one year of base salary.

(6)	Represents one year of target annual incentive bonus and a pro-rated amount equal to six months of earned bonus (assuming 100% attainment for 2H FY2008).

(7)	Reflects company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.
Donald M. Halsted, III, Former Executive Vice President and Chief Financial Officer (1)

						Value of
					Benefits	Accelerated
Reason	Salary($)		Bonus($)		Continuation($)	Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	350,000	(2)	35,430	(3)	(4)	150,750 (5)	536,180

(1)	Represents the actual severance paid to Mr. Halsted in connection with the termination of his employment on July 27, 2007.

(2)	Represents one year of salary.

(3)	Represents incentive bonus earned for the first half of FY08, pro-rated based on the number of days worked during the period, pursuant to Mr. Halsted’s employment arrangements.

(4)	Mr. Halsted was not entitled to benefit continuation as he was receiving benefit coverage through his new employer.

(5)	Reflects six months of accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on his July 27, 2007 termination date and a stock price of $4.02, which equals the closing stock price on July 27, 2007.

Robert Dechant, Former Senior Vice President and General Manager, Data and Voice Business Unit (1)

						Value of
					Benefits	Accelerated
Reason	Salary($)		Bonus($)		Continuation($)	Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	360,000	(2)	19,771	(3)	46,012 (4)	180,601 (5)	611,384

(1)	Represents the actual severance paid and to be paid to Mr. Dechant in connection with the termination of his employment on June 30, 2008.

(2)	Represents one year of salary.

(3)	Represents estimated earned incentive bonus payment pursuant to Mr. Dechant’s employment agreements. The estimate is based on assumed 100 percent achievement, pro-rated from the beginning of the six month period to the date of termination of June 30, 2008.

(4)	Reflects estimates of company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(5)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on an actual termination date of June 30, 2008 and assuming a stock price equivalent to the closing stock price on that date.
Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	375,000	(1)	121,875	(2)	66,797	(3)	439,949 (4)	1,003,621
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	375,000	(5)	365,625	(6)	138,265	(7)	1,262,099 (8)	2,140,989

(1)	Represents one year of salary.

(2)	Represents the estimated earned incentive bonus for the bonus period in which the termination date occurs, pro-rated based on the number of days worked during the bonus period (assuming 100% attainment for the 2H FY2008).

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.

(5)	Represents one year of salary.

(6)	Represents one year of target incentive bonus plus a pro-rated amount equal to 12 months of target annual bonus (assuming deductions for bonus paid in the first half of the fiscal year at a 100% level of attainment).

(7)	Reflects company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2008.

Dr. Shusheng Zheng, Executive Vice President, Chief Operating Officer, H3C Technologies Co., Limited

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business — for Good Reason or Not for Cause	450,747	(1)	1,558, 062	(2)	2,664	(3)	(4)	2,011,473
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	450,747	(5)	1,776,606	(6)	5,328	(7)	335,999 (8)	2, 568,680

(1)	Represents one year of salary and one month of salary per year of service for a total of sixteen and one-half months of salary.

(2)	Represents payments earned, but not yet paid, of $1,006,185 under H3C’s EARP, payments earned, but not yet paid, of $333,333 under H3C’s 2007 LTI Plan and a target annual bonus of $218,544.

(3)	Represents estimated one year contribution for Chinese Compulsory Social Insurance.

(4)	Because six months of vesting acceleration would not result in any vested equity, the value of accelerated equity is 0.

(5)	Represents one year of salary and one month of salary per year of service for a total of sixteen and one-half months of salary.

(6)	Represents payments earned, but not yet paid, of $1,006,185 under H3C’s EARP, payments earned, but not yet paid, of $333,333 under H3C’s 2007 LTI Plan, one hundred percent of target annual bonus of $218,544, and pro-rated bonus payment of $218,544 for the year in which the change-of-control occurs, assuming a full year payment (as H3C pays bonuses on an annual basis).

(7)	Represents estimated two year contribution for Chinese Compulsory Social Insurance.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of 3Com’s fiscal year 2008 and assuming a stock price equivalent to the closing stock price on the last day of 3Com’s fiscal year 2008.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit and Finance Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of financial controls. In fulfilling its oversight responsibilities during fiscal year 2008, the Audit and Finance Committee periodically: (1) reviewed and discussed the unaudited and audited financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP; (2) discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Deloitte & Touche LLP; (3) reviewed our financial controls and financial reporting processes; and (4) reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.
     The Audit and Finance Committee also reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, Deloitte & Touche LLP’s judgment as to the quality, and not just the acceptability, of our accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted accounting principles. The Audit and Finance Committee periodically met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Each of the directors who serves on the Audit and Finance Committee is “independent” within the meaning of the rules of The NASDAQ Global Select Market and the SEC and meets the financial literacy and expertise requirements of The NASDAQ Global Select Market and regulations promulgated by the SEC. The Audit and Finance Committee has adopted a written charter, which was updated and revised on June 18, 2008. During fiscal year 2008, the Audit and Finance Committee met nineteen (19) times.
     In addition, the Audit and Finance Committee received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche LLP its independence under that standard. The Audit and Finance Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees). The Audit and Finance Committee also considered the compatibility of Deloitte & Touche LLP’s non-audit services with the standards for auditors’ independence. The Audit and Finance Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit.
     Based on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended May 30, 2008 for filing with the SEC. The Audit and Finance Committee also selected, subject to stockholder approval, Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May, 2009.

Audit and Finance Committee: Dominique Trempont, Chair Gary T. DiCamillo James R. Long

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May, 2009, including service to our consolidated subsidiaries. Deloitte & Touche LLP has acted in this capacity since its appointment in 1980. A representative of Deloitte & Touche LLP will be present at the annual meeting, either in person or at our remote participation location, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the Audit and Finance Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance.
     The following table shows the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for fiscal years 2007 and 2008.

	Fiscal Year 2007	Fiscal Year 2008
Audit Fees (1)	$2,479,462	$2,988,132
Audit-Related Fees (2)	192,388	2,277,874
Tax Fees (3)	23,830	6,642
All Other Fees	—	—
Total	$2,695,680	$5,272,648

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with statutory or regulatory filings and the audit of our internal control over financial reporting.

(2)	Audit-Related Fees for fiscal year 2008 consisted of audit work on the proposed initial public offering of our TippingPoint business, and related services. Audit-Related Fees for fiscal year 2007 consisted of fees for financing, public offering and acquisition related activities.

(3)	Tax Fees consisted primarily of services related to tax compliance, tax advice and tax planning.
     The Audit and Finance Committee pre-approves all audit-related and non-audit services to be performed by our independent registered public accounting firm and the fees associated with those services. The Audit and Finance Committee pre-approved 100% of the audit-related and non-audit services performed by Deloitte & Touche LLP in fiscal 2007 and 2008.

VOTE REQUIRED
     The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions are not counted for determining Votes Cast (which has the effect of reducing the number of “FOR” votes required to pass this proposal because those votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved). If our stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit and Finance Committee will reconsider such appointment.
     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC. These persons are required by the SEC to furnish us with copies of all Section 16(a) reports that they file. Based on our review of reports furnished to us and written representations from our directors and executive officers, we believe that all filing requirements were complied with in a timely manner during fiscal year 2008.

PROPOSAL 5:
STOCKHOLDER PROPOSAL “A”
     The following stockholder proposal was submitted under Rule 14a-8 of the Securities Exchange Act. The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions and broker non-votes are not counted for determining Votes Cast (which has the effect of reducing the number of “FOR” votes required to pass this proposal because these votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved).
     The proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Fire Department Pension Fund and the New York City Teachers’ Retirement System, c/o Office of the Comptroller, 1 Centre Street, Room 736, New York, N.Y. 10007-2341, beneficial owner of 402,613 shares.
     “RESOLVED: That the shareholders of 3Com Corporation, (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:
(1)	Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2)	Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3)	Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.
Proponent’s Supporting Statement:
     Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.
     3Com Corporation’s, executive compensation received an F grade for 2004-2007 from Glass Lewis & Co, a proxy service provider. According to Glass Lewis’ 2007 proxy report, ‘The Company paid: more compensation to its top officers (as disclosed by the Company) than the median compensation for 50 similarly sized companies with an average enterprise value of $2 billion; more than a sector group of 49 large information technology companies with enterprise values ranging from $1.2 billion to $1.8 billion; and more than a sub-industry group of 17 communications equipment companies. The CEO was paid above the median CEO in these peer groups. Overall, the Company paid significantly more than its peers, but performed worse than its peers.’
     For these reasons, we urge shareholders to vote FOR this proposal.”

3Com Board Statement Against Stockholder Proposal “A”
     The Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:
     The Board believes that 3Com’s executive compensation arrangements are already substantially performance-related in a manner that aligns the interests of the executive officers with those of the stockholders. In addition, the Board believes that adopting the proposal would put 3Com at a competitive disadvantage in hiring and retaining executives. The principal reasons the Board believes you should vote against this proposal are:
•	Compensation Has Multiple Elements, Many of Which are Performance-Based. The Compensation Committee of the Board, which is composed solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of 3Com and its stockholders. 3Com’s executive compensation programs, as more fully described in the Compensation Discussion and Analysis included in this Proxy Statement, are designed to (1) attract, retain and motivate highly qualified executives with market relevant compensation programs, (2) align executive compensation with mid- and long-term stockholder value creation, (3) provide rewards that are commensurate with 3Com’s short-term business performance, (4) maintain leadership continuity under challenging and rapidly changing business conditions and (5) provide transparency so that executives and other stockholders understand the executive compensation program and the objectives it seeks to achieve. In determining compensation, the Committee considers 3Com’s compensation and benefits programs holistically. The components of compensation and benefits include: (1) base salary, (2) a short-term performance-based cash incentive opportunity (i.e., 3Bonus Program and H3C Bonus Program), (3) a long-term incentive opportunity (consisting primarily of equity-based vehicles such as stock option grants, time-based restricted shares and performance accelerated vesting restricted shares), and (4) perquisites and other benefits. 3Com has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation philosophy. Of these components, our short-term cash incentives (based on metrics such as revenue, cash flow and non-GAAP operating profit) and long-term equity incentives (particularly time-based options and performance-accelerated vesting restricted shares) are performance-based, and therefore more directly aligned with shareholder interests. For most 3Com senior executives, these two components make up the majority of compensation.

•	Competitive Disadvantage. The Board also opposes the proposal because it believes it would put 3Com at a competitive disadvantage in recruiting and retaining executives. As performance-based stock options typically have a lower perceived value by executives than time-based stock options or time-based restricted shares, granting only performance-based stock options at 3Com is likely to hinder the Company’s ability to retain and motivate the top executive talent needed to achieve 3Com’s important corporate goals. This is particularly true at this time in the history of 3Com: the recently-appointed Chief Executive Officer and President and Chief Operating Officer are charged with recruiting key employees to drive company’s strategic initiative to create a truly global networking equipment leader as a means of conveying long-term value to 3Com’s shareholders. To limit 3Com’s flexibility in granting equity incentives would handicap the Company in these efforts, especially when competing for top talent against companies without such limitations. Thus, in order to have the ability to recruit and retain its executives, the Board believes it must have the full range of compensation reward vehicles at its disposal, as well as full discretion to make awards it believes are in 3Com’s and 3Com’s shareholders’ overall interests.
•	Performance-Based Options are Redundant. The Board and Compensation Committee firmly believe that stock options vesting over time are inherently performance-based and are aligned directly, substantially and intrinsically with shareholder value creation, as options only have value if the stock price increases from the time they are granted to the time they vest and are exercisable. We believe the addition of a performance-vesting provision is redundant and does not drive employee behavior likely to provide any additional benefit to shareholders over time-based stock options.

•	Recent Practice Emphasizes Performance-Based Compensation. We have a practice of issuing equity awards that emphasizes performance while concurrently acknowledging the retention requirements that are germane to our business reality. For example, for the “named executive officers”, or NEOs, who were employed at the end of fiscal year 2008, 58% of the shares in fiscal year 2008 underlying incentive compensation awards were delivered in the form of options (which we believe are inherently performance based), whereas 42% were time-vesting restricted stock awards (which emphasize stock performance as well as retention). In addition, the overall portfolio (i.e., all awards issued) of equity issued to this group of NEOs was comprised of 67% performance-oriented awards (i.e., options and performance accelerated vesting restricted stock) and 33% time-vesting restricted stock awards. We believe that we have a history of delivering equity awards that appropriately emphasize performance while providing appropriate and necessary retention incentives. Our fiscal year 2008 NEO awards clearly indicate the Board’s commitment to issuing equity that is significantly performance-based.

•	Glass Lewis Report Does Not Account for Unique Circumstances or Recent Practice. With respect to the Glass Lewis & Co. report referenced in the proponent’s proposal, we feel that the analyses underlying the report do not accurately reflect the unique situation at 3Com. In particular, the Company has experienced abnormally high executive management turnover in the recent past, requiring new hire grants to new executives that make direct comparisons to industry peers misleading. The Glass Lewis report fails to account for the fact that, as is consistent with both industry and broader market trends, the value of equity awards issued to newly-hired executives is substantially greater than typical equity awards for incumbent peers. Also, the Glass Lewis analyses used total compensation information for fiscal year 2007, which included a three-year telescoping grant necessary to attract a new CEO, significant restricted stock-based retention grants needed to stabilize the management team at a time of high turnover and severance benefits to departing executives reflecting such turnover. Given these circumstances, we believe it was not reasonable to compare 3Com’s multiple new-hire equity awards to the peer group median comprised largely of annual equity awards granted to existing employees. In addition, the Glass Lewis report does not address 3Com’s more recent compensation practice, as set forth in this Proxy Statement, that clearly demonstrates a philosophy and practice of providing executive compensation that is substantially performance-based.
The Board of Directors strongly believes that 3Com’s current executive compensation program is reasonable, appropriate, consistent with market practices for executives and structured in the best interests of shareholders and the Company alike in its current form. Options granted at fair market value are inherently aligned with shareholder value creation. Adding a performance threshold to option vesting actually interferes with the linearity which exists between option appreciation and shareholder value creation. We believe that a vote for the proposal will provide unnecessary challenges, inflexibility and hindrances to the increase of long-term value of our shareholders.
     FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 5.

PROPOSAL 6:
STOCKHOLDER PROPOSAL “B”
     The following stockholder proposal was submitted under Rule 14a-8 of the Securities Exchange Act. The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions and broker non-votes are not counted for determining Votes Cast (which has the effect of reducing the number of “FOR” votes required to pass this proposal because these votes are not considered at all in the calculation of whether a majority of Votes Cast has been achieved).
     The proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Employees’ Retirement System, the New York City Police Pension Fund and New York City Board of Education Retirement System, c/o Office of the Comptroller, 1 Centre Street, Room 736, New York, N.Y. 10007-2341, beneficial owner of 589,447 shares.
     “BE IT RESOLVED, that the stockholders of 3Com Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.
Proponent’s Supporting Statement:
     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.
     In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.
     We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”
3Com Board Statement Against Stockholder Proposal “B”
     The Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:
     The Board and the Nominating and Governance Committee have given this proposal careful consideration and believe that it should not be implemented. Under our certificate of incorporation, the Board of Directors consists of two classes of directors with two-year staggered terms.
     The Board and the Nominating and Governance Committee each review the Company’s selected corporate governance practices annually and have each concluded that the classified board structure continues to be in the best interests of 3Com and its shareholders.

     The Board and the Nominating and Governance Committee believe that a classified board is more advantageous to, and better serves the interests of, 3Com and its shareholders than a board elected annually for the following reasons:
•	Stability and Continuity. The two-year staggered terms provide stability, enhance mid- and long-term planning and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company’s business and strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board also believes that the classified board structure assists in recruiting director candidates who are willing to make a long-term commitment of their time and energy to help the Company enhance shareholder value. At the same time, the Company’s shareholders have an opportunity each year to elect half of the directors and to shape long-term decision-making of the Board. It is important that 3Com’s employees, shareholders, customers and suppliers, as well as others with whom the Company does business, are able to rely on the continuity and stability of the Company’s corporate policies.

•	Accountability to Shareholders. The Board further believes that annual elections for each director are not necessary to promote accountability. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board believes that directors elected to two-year terms are not insulated from this responsibility and are as accountable to shareholders as directors elected annually.

•	Independence. The classified board structure enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of shareholders. As a result, independent directors are able to voice their views without having to continually consider an upcoming nomination for re-election in the following year.

•	Corporate Governance. The Board is committed to corporate governance practices that will benefit the Company’s shareholders and regularly examines these practices in light of the changing environment. The Board’s corporate governance principles are set forth in its “Board Guidelines on Corporate Governance Issues,” which is described elsewhere in this Proxy Statement and is available on our website at http://www.3com.com. These Guidelines focus on the independence and quality of the members of the Board and its effective functioning. In addition, at a properly called special shareholders’ meeting, the Company’s by-laws permit removal of any director at any time, with or without cause, and the election of a replacement director to fill the vacancy, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors. 3Com directors also have a two-year term (as opposed to a more protective three-year term for directors that many companies with staggered boards maintain). This means that shareholders get to elect each director at least every other year. In addition, under the Company’s governance documents newly-appointed directors are always placed into a class that is elected at the next upcoming shareholders’ meeting, thereby giving shareholders a chance to vote on their re-election within the year they are initially appointed to the Board.

•	Protection Against Unfair and Abusive Takeover Tactics. A classified board is also designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all shareholders in any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives to provide maximum value for all shareholders, both large and small.
     FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 6.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
     Stockholder proposals that are intended for inclusion in our proxy statement relating to the 2009 Annual Meeting of Stockholders must be received at our principal executive offices at 350 Campus Drive, Marlborough, Massachusetts 01752 no later than April 16, 2009 and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for that meeting.
     If a stockholder wishes to present a proposal at our 2009 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us on or prior to June 26, 2009, which is the deadline determined in accordance with our bylaws. If a stockholder gives notice of such a proposal after the bylaw deadline, the stockholder will not be permitted to present the proposal at the meeting.
TRANSACTION OF OTHER BUSINESS
     At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
     Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our bylaws, for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us not later than 90 days prior to the next annual meeting (under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting). As to each proposed matter, the notice must include the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our stock that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors, /s/ Neal D. Goldman Neal D. Goldman, Secretary August 14, 2008 Marlborough, Massachusetts

APPENDIX A
3COM CORPORATION
2003 STOCK PLAN, AS AMENDED

-i-

(Continued)

-ii-

(Continued)

-iii-

3COM CORPORATION
2003 STOCK PLAN, AS AMENDED
     1. Purposes of the Plan. The purposes of this 2003 Stock Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Consultants, and

•	to promote the success of the Company’s business.
          The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock and Stock Appreciation Rights. In addition, the Plan provides for automatic option grants to Independent Directors.
     2. Definitions. As used herein, the following definitions shall apply:
          (a) “Administrator”. means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
          (b) “Applicable Laws”. means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
          (c) “Award”. means, individually or collectively, a grant under the Plan of Options, SARs or Restricted Stock.
          (d) “Award Agreement”. means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
          (e) “Cause”. means (i) an act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Participant, (ii) Participant being convicted of or pleading nolo contendere to a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Participant of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Participant has not substantially performed his or her duties, continued violations by the Participant of the Participant’s obligations to the Company which are demonstrably willful and deliberate on the Participant’s part.
          (f) “Change in Control”. means the occurrence of any of the following events:

               (i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
          (g) “Code”. means the U.S. Internal Revenue Code of 1986, as amended.
          (h) “Committee”. means a committee, which may consist of one or more persons whom may or may not be Board members, as is consistent with Applicable Laws, appointed by the Board in accordance with Section 4 of the Plan.
          (i) “Common Stock”. means the common stock of the Company.
          (j) “Company”. means 3Com Corporation.
          (k) “Consultant”. means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
          (l) “Director”. means a member 3Com’s Board of Directors.
          (m) “Disability”. means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
          (n) “Discretionary Options”. means Incentive Stock Options and Nonstatutory Stock Options that are not issued pursuant to the Independent Director option grant provisions of Section 11.
          (o) “Employee”. means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any leave for which a return to employment is guaranteed under Applicable Laws, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
          (p) “Exchange Act”. means the Securities Exchange Act of 1934, as amended.
          (q) “Fair Market Value”. means, as of any date, the value of Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
               (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
          (r) “Incentive Stock Option”. means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
          (s) “Independent Director”. means a Director who is not an Employee.
          (t) “Inside Director”. means a Director who is an Employee.
          (u) “Nonstatutory Stock Option”. means an Option not intended to qualify as an Incentive Stock Option.
          (v) “Notice of Grant”. means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
          (w) “Officer”. means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (x) “Option”. means a stock option granted pursuant to the Plan.

          (y) “Optioned Stock”. means the Common Stock subject to an Option or SAR.
          (z) “Parent”. means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (aa) “Participant”. means the holder of an outstanding Award granted under the Plan.
          (bb) “Plan”. means this 2003 Stock Plan, as from time to time amended and in effect.
          (cc) “Qualifying Board Retirement”. means an Independent Director’s termination from Board membership, including pursuant to the Independent Director’s death or Disability, if such termination follows ten full years of Board service or five full years of Board service and attainment of age 62 or greater.
          (dd) “Restricted Stock”. means shares of Common Stock or units/rights to acquire shares of Common Stock granted pursuant to Section 9 of the Plan that are subject to vesting.
          (ee) “Rule 16b-3”. means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          (ff) “Section 16(b)”. means Section 16(b) of the Exchange Act.
          (gg) “Service Provider”. means an Employee, Director or Consultant.
          (hh) “Share”. means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
          (ii) “Stock Appreciation Right” or “SAR”. means an Award, granted alone or in connection with a related Option, that pursuant to Section 10 is designated as an SAR.
          (jj) “Subsidiary”. means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and also include partnerships, limited liability companies and other entities that are at least 30% owned by the Company.
     3. Stock Subject to the Plan.
          (a) Maximum Shares. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 73,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
          (b) Full Value Awards. This Section 3(b) is effective upon stockholder approval, after Board approval on June 18, 2008, for new Awards granted under the Plan after such stockholder approval effective date. Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock with a per share purchase price lower than 100% of the Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as 1.43 Shares for every one Share subject thereto. If any Shares acquired pursuant to an Award of Restricted Stock are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.43 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for future grant or sale under the Plan.
          (c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Restricted Stock, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, all shares which are the subject of an issued SAR shall cease to be available under the Plan, except for SARs which expire or become unexercisable without having been exercised in full. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. For the avoidance of doubt, except for Awards which expire or become unexercisable without having been exercised in full, the following Shares shall not become available for issuance under the Plan: (i) Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted, or shares repurchased using cash proceeds upon exercise of Options granted, under the Plan; (ii) Shares reserved for issuance upon the grant of SARs, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon exercise of the SARs; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of options or SARs granted under the Plan or upon any other payment or issuance of Shares under the Plan.
     4. Administration of the Plan.
          (a) Procedure.
               (i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.
               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Compensation Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
               (iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Compensation Committee, or (B) a different Committee, in either case which shall be constituted to satisfy Applicable Laws. Grants to Independent Directors under Section 11 of the Plan shall be administered by the Company’s Inside Directors.
          (b) Powers of the Administrator. Subject to the provisions of the Plan the Administrator shall have the authority, in its discretion:
               (i) to determine the Fair Market Value;

               (ii) to select the Service Providers to whom Awards may be granted hereunder;
               (iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
               (iv) to approve forms of agreement for use under the Plan;
               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise or purchase price, the time or times when Awards may be vested, exercised, purchased or granted (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions or repurchase rights, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
               (vi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan, including, but not limited to, a determination of a Participant’s date of termination with respect to any Award granted under the Plan;
               (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws, satisfying foreign securities law or achieving other foreign legal compliance objectives;
               (viii) to modify or amend each Award (subject to Section 16 of the Plan), including the discretionary authority to extend the post-termination vesting or exercisability of Awards longer than is otherwise provided for in the Plan;
               (ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or SAR or upon the vesting or earlier tax recognition of Restricted Stock that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and
               (xi) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
     5. Eligibility.

          (a) Awards and Discretionary Stock Options. Awards and Discretionary Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
          (b) Automatic Independent Director Option Grants. Automatic Option grants under Section 11 hereof shall only be made to Independent Directors.
     6. Limitations.
          (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or subsidiary as defined in Code Section 424(f)) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
          (b) Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing their relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.
          (c) The following limitations shall apply to grants of Options and SARs with an exercise price equal to or exceeding 100% of Fair Market Value on the grant date:
               (i) No Service Provider shall be granted, in any fiscal year of the Company, Option or SARs to purchase more than 1,750,000 Shares.
               (ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,750,000 Shares which shall not count against the limit set forth in subsection (i) above.
               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14(a).
               (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14(c)), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above.
     7. Term of Plan. The Plan shall become effective upon the date of stockholder approval of the Plan in 2003. It shall continue in effect for a term of ten (10) years from the date upon which the Board approved the Plan subject to obtaining stockholder approval, namely July 15, 2013.
     8. Stock Options.
          (a) Term of Option. The term of each Option shall be stated in the Option Agreement and shall be no more than seven (7) years from the date of grant. Moreover, in the case of an Incentive Stock

Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or subsidiary that qualifies under Code Section 424(f), the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.
          (b) Option Exercise Price, Waiting Period and Consideration.
               (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
                    (1) In the case of an Incentive Stock Option
                         a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Code Section 424(f) subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
                         b) granted to any Employee other than an Employee described in paragraph a) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
                    (2) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator, with a minimum exercise price equal to par value.
               (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may become vested or be exercised and shall determine any conditions which must be satisfied before the Option may vest or be exercised.
               (iii) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, subject to Applicable Laws, may consist entirely of:
                    (1) cash;
                    (2) check;
                    (3) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
                    (4) consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, in its sole discretion;
                    (5) any combination of the foregoing methods of payment; or

                    (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
               (iv) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.
               An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
               Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised. An Option may not be exercised for a fraction of a Share.
          (c) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
               Notwithstanding the above, in the event of an Optionee’s change in status from Consultant, Employee or Director to Employee, Consultant or Director (e.g., an Inside Director becoming an Independent Director), an Optionee’s status as a Service Provider shall continue notwithstanding the change in status. However, in such event, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three months and one day following such change of status.
          (d) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          (e) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested and exercisable on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
     9. Restricted Stock.
          (a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, (ii) whether the form of the award shall be Shares or units/rights to acquire Shares, and (iii) the conditions that must be satisfied, including performance-based milestones, upon which is conditioned the grant or vesting of Restricted Stock. For Restricted Stock granted in the form of units/rights to acquire Shares, each such unit/right shall be the equivalent of one Share of Common Stock for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.
          (b) Exercise Price and other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Restricted Stock Agreement as a condition of the award. Any certificates representing the shares of Stock awarded shall bear such legends as shall be determined by the Administrator.
          (c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than seven (7) years following the date of grant.
     10. Stock Appreciation Rights.

          (a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
          (b) Exercise Price and other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than seven (7) years from the date of grant.
          (c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
               (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
               (ii) The number of Shares with respect to which the SAR is exercised.
          (d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.
          (e) Settlements and Plan Share Allocation. Cash payments of Stock Appreciation Rights as well as Common Stock issued upon exercise of Stock Appreciation Rights shall be applied against the maximum number of shares of Common Stock that may be issued pursuant to the Plan. The number of shares to be applied against such maximum number of shares in such circumstances shall be counted as one (1) share for every Stock Appreciation Right subject thereto, regardless of the number of shares or amount of cash used to settle the Stock Appreciation Right.
          (f) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
          (g) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
          (h) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Stock Appreciation Right Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement). In the absence of a specified time in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified by the Administrator, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan. Notwithstanding the above, in the event of a Participant’s change in status from Consultant, Employee or Director to Employee, Consultant or Director

(e.g., an Inside Director becoming an Independent Director), a Participant’s status as a Service Provider shall continue notwithstanding the change in status.
          (i) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Stock Appreciation Right Agreement to the extent the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement). In the absence of a specified time in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.
          (j) Death of Participant. If a Participant dies while a Service Provider, the Stock Appreciation Right may be exercised within such period of time as is specified in the Stock Appreciation Right Agreement (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Stock Appreciation Right by bequest or inheritance, but only to the extent that the Stock Appreciation Right is vested and exercisable on the date of death. In the absence of a specified time in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall immediately revert to the Plan. The Stock Appreciation Right may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Stock Appreciation Right under the Participant’s will or the laws of descent or distribution. If the Stock Appreciation Right is not so exercised within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.
     11. Option Grants to Independent Directors. All grants of Options to Independent Directors pursuant to this Section shall be made strictly in accordance with the following provisions:
          (a) Nonstatutory Stock Options. All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.
          (b) Administration. Option grants under this Section 11 shall be administered by a committee consisting of the Company’s Inside Directors; provided, however, that such committee shall not have any discretion to select which Independent Directors shall be granted Options under this Section 11.
          (c) Guidelines. The committee of Inside Directors shall establish guidelines (the “Guidelines”) that determine the number of shares to be subject to the options granted under this Section 11, subject to the per option limits set forth in Sections 11(d) and 11(f). The Guidelines must provide that on each grant date, the number of shares of Common Stock subject to each option automatically granted pursuant to Section 11(d) or 11(f), as the case may be, shall be equal for each eligible participant, subject to distinctions based on the outside director’s position as Chairman of the Board, designation as the “lead” outside director, and service on Board committees, including service as chairman of such committees.
          (d) Initial Grant. Each person who first becomes an Independent Director following the effective date of this Plan shall be automatically granted an Option to purchase that number of shares as may be specified in the Guidelines then currently in effect (the “Guideline Amount”) for service on the Board, not to exceed 120,000 shares of Common Stock (or 160,000 shares if the participant is the lead director or Chairman of the Board on the date of grant), as of the date that is the fifth (5th) trading day of the month that immediately follows the month in which that individual first becomes an Independent Director and commences service on the Board whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (the “Initial Grant”); provided, however, that an Inside Director who ceases to be an Inside Director and thereby becomes an Independent Director shall not receive an Initial Grant. Subject to accelerated vesting upon certain Change of Control transactions as specified in Section 14(c)(iii), the Initial Grant shall vest as to 25% of the shares subject thereto on each anniversary of the date of grant, so as to be 100% vested on the fourth anniversary of the date of grant, subject to the Optionee remaining a director through such vesting dates.
          (e) Pro-Rata Grant. Additionally, at the time an Initial Grant is made to a new director, he or she shall receive an option grant with the number of shares subject thereto equal to the Guideline Amount multiplied by a fraction, the numerator of which is the number of full months of service remaining prior to the next annual stockholder meeting and the denominator of which is 12 (the “Pro-Rata Grant”). Subject to accelerated vesting upon a Change of Control as specified in Section 14(c)(iii), the Pro-Rata Grant will vest as to 50% of the shares subject thereto on each anniversary of the date of grant, so as to be 100% vested on the second anniversary of the date of grant, subject to the Optionee remaining a director through such vesting dates.
          (f) Annual Grant. On the date of each regularly scheduled Company annual stockholder meeting, each Independent Director shall be automatically granted an Option to purchase that number of shares equal to the Guideline Amount for service on the Board, not to exceed 120,000 shares of Common Stock, or 160,000 shares if the participant is the lead director or Chairman of the Board on the date of grant (the “Annual Grants”). Subject to accelerated vesting upon certain Change of Control transactions as specified in Section 14(c)(iii), Annual Grants shall vest as to 50% of the shares subject thereto on the day prior to the next year’s regularly scheduled Company annual stockholder meeting and as to the balance of the shares subject thereto on the day prior to the next year’s regularly scheduled Company annual stockholder meeting, so as to be 100% vested on the day prior to the Company annual stockholder meeting held approximately two years following the grant date, subject to the Optionee remaining a director through such vesting dates.
          (g) Other Option Terms. The other terms of each option granted pursuant to this Section 11 shall be as follows:
               (i) The option term shall be seven (7) years.
               (ii) The exercise price per Share shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (iii) In the event an Optionee’s service as a Director terminates more than six (6) months following the commencement of service as an Independent Director, then the Option shall immediately accelerate as to one year’s additional vesting or, with respect to an Annual Grant, as to the number of shares that would have vested on the day prior to the next regularly scheduled meeting of the stockholders. The Option shall remain exercisable, to the extent vested and exercisable on the date of termination of Board service, for one year following such termination date (but in no event longer than the original term of the Option); provided, however, that in the event of a Qualifying Board Retirement, the Option shall vest as to 100% of the Shares and shall remain exercisable for three years following such termination (but in no event longer than the original term of the Option); provided, further that in the event of the termination of service as an Independent Director due to the death or Disability of the Optionee while an Independent Director, the Option shall immediately accelerate as to one year’s additional vesting or, with respect to an Annual Grant, as to the number of shares that would have vested on the day prior to the next regularly scheduled meeting of the stockholders (or more, in any event, if the cessation of Board Service would have been a Qualifying Retirement) even if such termination of service is within six (6) months following the commencement of service as an Independent Director.
               (iv) The permissible forms of consideration for exercising the option shall be the same as for discretionary options as specified in Section 8(b)(iii) hereof.
               (v) The provisions of Section 8(b)(iv) hereof relating to stockholder rights shall also apply to options granted under this Section 11.
               (vi) The options granted under this Section 11 shall be subject to the other terms and conditions set forth in the form of option agreement selected by the committee of Inside Directors, in their sole discretion.
     12. Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the 91st day of any unpaid leave of absence and shall only recommence upon return to active service.
     13. Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.
     14. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) annual share issuance limits under Section 6(c) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been

“effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the stock covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture applicable to any Shares covered by an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
          (c) Change of Control.
               (i) SARs and Discretionary Options. In the event of a Change of Control, each outstanding SAR and Discretionary Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the SAR and Discretionary Option, the Participant shall fully vest in and have the right to exercise the SAR or Discretionary Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If a SAR or Discretionary Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the SAR or Discretionary Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the SAR or Discretionary Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the SAR or Discretionary Option shall be considered assumed if, following the Change of Control, the SAR or option confers the right to purchase or receive, for each Share of Optioned Stock subject to the SAR or Discretionary Option immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the SAR or Discretionary Option, for each Share of Optioned Stock subject to the SAR or Discretionary Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
               (ii) Restricted Stock. In the event of a Change of Control, each outstanding Restricted Stock award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, the Participant shall fully vest in the Restricted Stock, including Shares as to which it would not otherwise be vested. For the purposes of this paragraph, the Restricted Stock shall be considered assumed if, following the Change of Control, the Restricted Stock confers the right to receive, for each Share and each unit/right to acquire a Share that is subject to the Restricted Stock award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share and each unit/right to acquire a Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Restricted Stock award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
               (iii) Automatic Independent Director Options. In the event of a Change of Control in which the Independent Directors are terminated or asked to resign either upon the Change of Control or within one year following the Change of Control, their Options granted under Section 11 hereof shall vest 100% immediately prior to such Change in Control. In the event of a Change of Control in which the Independent Directors are not terminated or asked to resign, their Options granted under Section 11 hereof shall be treated the same as Discretionary Options hereunder.
               (iv) Certain Terminations Within Twelve Months Following a Change of Control. In the event that, within twelve (12) months following a Change of Control a Participant’s employment with the Company, its Parent, or a Subsidiary is terminated involuntarily by his or her employer other than for Cause, then such Participant’s Awards shall have their vesting accelerated as to fifty percent (50%) of the Shares that are unvested as of the date of such termination of employment.
     15. Award Date of Grant. Other than as set forth in Section 11 hereof as to automatic grants to Independent Directors, the date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
     16. Amendment and Termination of the Plan.
          (a) Amendment and Termination; No Repricing. The Committee may at any time amend, alter, suspend or terminate the Plan, provided that the Board may not amend the Plan to permit the repricing, including by way of exchange, or acquisition for cash or other consideration of any Award without receiving prior stockholder approval.
          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     17. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     20. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
     21. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

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NEW YORK, NY 10038
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 4:00 P.M. Eastern Time on Tuesday, September 23, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by 3COM CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 4:00 P.M. Eastern Time on Tuesday, September 23, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3COM CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	3COMC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

3COM CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
ELECTION OF DIRECTORS
1.	The Board of Directors unanimously recommends a vote FOR the election of four Class II Directors: Each to hold office for a two-year term:	☐	☐	☐

Nominees:

01) ERIC A. BENHAMOU
02) GARY T. DICAMILLO
03) JAMES R. LONG
04) RONALD A. SEGE

		For	Against	Abstain
AMENDMENT TO 2003 STOCK PLAN
2.	The Board of Directors unanimously recommends a vote FOR AMENDING THE 2003 STOCK PLAN.	☐	☐	☐

AMENDMENT TO 1984 ESPP
3.	The Board of Directors unanimously recommends a vote FOR AMENDING THE 1984 ESPP.	☐	☐	☐

RATIFICATION OF INDEPENDENT AUDITOR
4.	The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending May 2009.	☐	☐	☐

STOCKHOLDER PROPOSAL “A” — PERFORMANCE-BASED OPTIONS
5.	The Board of Directors unanimously recommends a vote AGAINST Proposal 5.	☐	☐	☐

STOCKHOLDER PROPOSAL “B” — DECLASSIFICATION OF BOARD
6.	The Board of Directors unanimously recommends a vote AGAINST Proposal 6.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 4 AND “AGAINST” PROPOSALS 5 AND 6.

Please date and sign exactly as your name or names appear(s) herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K and Combo Document are available at www.proxyvote.com.

3COM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert Y. L. Mao and Neal D. Goldman, and either of them, as proxy holders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation to be held at the Shangri-La Hotel, 29 Zizhuyuan Road, Beijing 100089, People’s Republic of China, on Wednesday, September 24, 2008 at 7:00 a.m., local time, and at any postponement or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 2008, and a copy of 3Com’s fiscal 2008 Annual Report on Form 10-K. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.
     WHERE NO CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS INDICATED HEREIN AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(PLEASE SIGN ON THE REVERSE)